UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

BacTech Environmental Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11187

Ontario	N/A
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Suite 409, 37 King St., East Toronto,	M5C 1E9
Ontario Canada	(Zip Code)
(Address of principal executive offices)

(416) 813-0303

Registrant’s telephone number, including area code

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “BacTech Environmental Corporation”, “BacTech” “BCCEF” or “the Company” or “us” or “our(s)” or “we” refers to BacTech Environmental Corporation.

This report may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the Company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Item 1. Business.

BacTech Environmental Corporation

Summary

BacTech Environmental Corporation (“BacTech”) is a publicly traded, Canadian-listed (CSE:BAC), environmental company operating in the mineral processing and mine tailings remediation areas. The Company also trades on the OTC market in the United States under the symbol BCCEF. BacTech uses its proprietary bioleaching (or bio-oxidation) technology to liberate metals from difficult to treat, sulphide-based ores and concentrates. Specifically, BacTech targets projects/areas where arsenic is an environmental issue as the bioleach process produces a stable ferric arsenate compound that does not leach arsenic into the environment. The end product for arsenic is ferric arsenate, which is a US Environmental Protection Agency branded landfill disposable form of arsenic. The Company has built three bioleach plants to date, all of which were built under a licensing agreement with mine owners for processing arsenopyrite-rich material. The present process involves the roasting or burning of sulphide mineralization that produces SO2 emissions and residual arsenic trioxide ash that is extremely toxic (see Giant Mine, Yellowknife, NWT, Canada).

BacTech’s bioleaching process was originally developed in the late 1980’s. Researchers at King’s College, London, England were investigating the use of bacteria to reduce the amount of sulphur mined in coal to produce a cleaner burning fuel. The technology was purchased by an Australian consortium and relocated to Perth, Australia in 1988. The Company’s first bioleach plant was built in 1994 at the Youanmi Mine in Western Australia. The Youanmi plant successfully commercialized the technology which is a key factor in the introduction of new technologies in mining. This was followed in 1997 by a second plant at Beaconsfield, Australia that processed material for 15 years in Tasmania, and lastly a plant was built in Laizhou, China in 2001. The Laizhou plant was doubled to 200 tons per day in 2008 All of these projects were completed under a license agreement between BacTech and the customer.

Corporate History

BacTech Environmental Corporation was incorporated by REBgold Corporation (“REBgold” and formerly known as BacTech Mining Corporation) on October 5, 2010 under the Canada Business Corporations Act. Through the completion of the Plan of Arrangement, the Company was granted a perpetual, exclusive, royalty free license to use REBgold Corporation’s proprietary bioleaching technology (“BACOX”) in the remediation business for mining wastes and was listed on what is today the Canadian Stock Exchange under the symbol “BAC”.

The BACOX technology utilizes bacteria to liberate precious and base metals and has been traditionally used to treat difficult-to-treat sulphide ores and concentrates. The business plan for the Company is to apply the bioleaching technology to abatement and reclamation projects to remove harmful elements such as arsenic and sulphur from the environment, where this can be assisted by a positive cash flow from metal recovery. Examples of metals which can be extracted include gold, silver, cobalt, nickel, copper, uranium and zinc.

Bioleaching is an environmentally friendly process technology for treating difficult-to-treat sulphide ores and concentrates. By replacing smelting and/or roasting with a bioleach process, the production of sulphur dioxide emissions, which is the primary source of acid rain, and arsenic trioxide are eliminated. Furthermore, the capital and operating costs of a bioleach facility are significantly less when compared to other existing treatment methods.

To date, we have completed our concepts and require funds to continue the development and marketing of our products. As of the date of this Offering Circular, the registrant has material operations and has generated revenues in its corporate history.

BUSINESS

The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Offering Circular.

Our Business Overview

Our Company

BacTech Environmental Corporation is an environmental company operating in the mineral processing and mine tailings remediation areas. BacTech uses its proprietary bioleaching (or bio-oxidation) technology to liberate metals from difficult to treat, sulphide-based ores and concentrates. Specifically, BacTech targets projects/areas where arsenic is an environmental issue as the bioleach process produces a stable ferric arsenate compound that does not leach arsenic into the environment. The Company has built three bioleach plants to date, all of which were built under a licensing agreement with mine owners for processing arsenopyrite-rich material.

The technology was originally developed in the late 1980s. Researchers at King’s College, London, England were investigating the use of bacteria to reduce the amount of sulphur in coal to produce a cleaner burning fuel. The technology was purchased by an Australian consortium and relocated to Perth, Australia in 1988. The Company’s first plant was built in 1994 at the Youanmi Mine in Western Australia. This was followed in 1997 by Beaconsfield in Tasmania and Laizhou, China in 2001. The Chinese plant was doubled in size in 2008. These Company does not have any operable bioleach plants and plans to use the proceeds of this Offering to complete the bioleach test work, negotiate contracts for a secure supply of concentrate totally 40 tonnes per day, and finalize the engineering for a bioleach plant.

In 2011, REBgold Corporation (formerly BacTech Mining Corp.) created BacTech Environmental Corporation under a Plan of Arrangement. This was done to allow BacTech to focus on the environmental side of mining. REBgold Corporation was acquired by Aquila Resources and is a subsidiary of same. BacTech Environmental, the spinco, licensed REBgold’s bioleaching technology on a royalty free, perpetual and exclusive license basis.

SnowLake License Agreement

On March 1, 2019, the Company entered into a License Agreement (“Snowlake Agreement”) with GMR Inc. (“GMR”), for the use of the Company’s gold recovery technology. The Company agrees to provide GMR with the technology to recover gold from contaminated refractory tailings. Technology includes but is not limited to all the proprietary knowledge, information, methodology, specifications, engineering requirements and design parameters and operational practices necessary to achieve a minimum recovery of 90%. An advance royalty fee of $20,000 will be applicable at the time of signing and such fee shall be creditable against BAC undiluted equity interest in the project. The license is limited to the Project which is defined as the Regional Municipality of Snow Lake in the Province of Manitoba.

The Company’s role is the development and application of our proprietary gold recovery/ technology to the Project and as such, will be responsible as the Technical Operating Authority with respect to gold recover throughout the term of the Project.

GMR’s role is to develop and manage all other aspects of the Project including but not limited to:

●	Secure the exclusive rights to the Project.

●	Establish strong relationships with all stakeholders including First Nations, the Municipality of Snow Lake and its residents, the Province of Manitoba and the Government of Canada.

●	Negotiate access to the Project with HudBay Minerals

●	Assess the economic viability of the Project including an updated PEA

●	Develop and an implement proprietary optimal corporate structure and financing solutions to increase the economic viability of the Project on a zero-cost basis to the Province of Manitoba.

●	Permit the Project including completion of the Environmental Assessment Report and all associated and supporting studies as required.

●	Manage the overall development, operation and conclusion of the Project

Term

This agreement shall have an effective date of March 1st, 2019 and shall continue for a period of three (3) years or until terminated by mutual written consent at any time subject to the specific rights of termination provided for herein. On the date that GMR secures an exclusive contract from the Province of Manitoba for the Project, the term will automatically extend an additional seven (7) years for a total term of ten (10) years from the effective date. Notwithstanding this automatic extension, if GMR is unsuccessful in securing an exclusive contract, we will have the right to terminate the contract after thee (3) years.

The foregoing descriptions of the Snowlake Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, which was filed as Exhibit 6.1 to our Regulation A Offering, and is incorporated herein by reference.

Employment Agreement

On December 1, 2012 the Company entered into an Employment Agreement (“Orr Agreement”) with its CEO and Director, Ross Orr, wherein Mr. Orr agreed to serve as an employee of the Company in consideration of $18,750 per month with incentive compensation of 1% of the Employees annual base salary for each $0.01 in earnings per share reported by the Company, 1% of net present value of each commercial bioleach facility that the Employee brings to commercial operation and a cash bonus in such amount as may be determined by the Board of Directors. His duties as an Employee of the Company will be mainly to provide executive management and corporate finance duties as well as project management and budgeting strategy. The term of the contract is for an indefinite period unless terminated for cause as per section 6 of the Orr Agreement.

On January 1, 2018, the Company entered into an Employment Agreement (“Nagy Agreement”) with its CFO and Director, Louis Nagy; wherein, Mr. Nagy agreed to serve as an employee of the Company in consideration of $15,000 per month; however, until he is performing his services on a full time basis his monthly salary will only be $5,000 per month. The Nagy Agreement also contains incentive compensation of 1% of the Employees annual base salary for each $0.01 in earnings per share reported by the Company, 1% of net present value of each commercial bioleach facility that the Employee brings to commercial operation and a cash bonus in such amount as may be determined by the Board of Directors. His duties as an Employee of the Company will be mainly to provide executive management and corporate finance duties as well as duties related to financial activities and accounting of the Company. The term of the contract is for an indefinite period unless terminated for cause as per section 6 of the Nagy Agreement.

The foregoing descriptions of the Orr and Nagy Agreements do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, which were filed as Exhibit 6.2 and Exhibit 6.3 to our Regulation A Offering, respectively, and are incorporated herein by reference.

BioLeaching Process

Bioleaching or Bacterial Oxidation

In the mid to late 1980’s, Goldfields of South Africa announced the completion of the Fairview bioleach plant, the first of its kind in mining. Not long after, BacTech was created in Perth, Australia to develop its own version of bioleaching technology. Since that time BacTech has built, under license, 3 plants for gold processing and completed a $5M demonstration plant in Monterrey, Mexico for testing bioleaching for copper sulphides.

The presence of sulphide material is a must for a successful bioleach plant. This is due to the naturally occurring bacteria deriving their energy through the oxidation of sulphides. The sulphide mineralization of choice for bioleaching would be refractory arsenopyrite. This is due to fact that the liberated arsenic is coupled with iron during precipitation to produce a stable ferric arsenate compound. This is important as there doesn’t seem to be any adverse effects on the bacteria for arsenic levels up to 20% in a concentrate. Compare this to the stringent World Health Organization’s guidelines for capping the burning of arsenic at 1% in a concentrate.

Slurried material is delivered, on a continual basis, to the bioleach tanks, which are constructed of high- grade stainless steel due to the low pH (acidic) and corrosive nature of the bacterial solution. The residence time for the material in the bioleach tanks is approximately 5-6 days, depending the level of sulphide mineralization. The tanks are agitated to ensure 100% exposure of the concentrate to the bacteria. In addition, air is supplied to the tanks along with selected fertilizers to ensure a vibrant habitat for the bacteria.

After the bacteria have broken the sulphide bonds a number of scenarios unfold. The pH of the liquid in the tanks is maintained at 1.5 to 2.0 and it puts into solution any of the contained elements that are soluble in acid. Examples would be copper, zinc, nickel, cobalt and of course, arsenic. Any precious metals that are in the tanks remain with the oxidized solids as they are not acid soluble. Therefore, a solid/liquid separation is needed at the end of the oxidation process to selectively recover the liberated metals.

The solid, oxidized material is sent for conventional precious metal recovery such as CIP or zinc precipitation.

The liquid is neutralized through the addition of limestone (calcium carbonate) that raises the pH in the liquid to a basic reading. The first material to precipitate out as a result of raising the pH is ferric arsenate (3 iron to 1 arsenic) which is an EPA approved, landfillable material. To date BacTech has successfully treated arsenic levels in concentrate of up to 20%.

If the pH is raised further one would expect to recover copper sulphate if copper is present. The decision to produce additional products is driven by the economic return for doing so.

The solution is then recycled back through the process in a closed loop.

Technology

A unique opportunity has been presented to BacTech with respect to deploying its bioleach technology. Bioleaching produces an Environmental Protection Agency (US-EPA) approved form of arsenic, namely ferric arsenate (3Fe + 1As) as a by-product of processing ore to recover gold and copper.

The gold is hosted in a sulphide mineralization commonly known as arsenopyrite. Arsenopyrite consists of sulphur, iron, arsenic and gold and it tends to be refractory in nature. This means that the recovery of gold is inhibited as it is locked up in the sulphide matrix and it needs to be liberated. In days past, these sulphide minerals were exposed to intense heat (smelting and/or roasting) that literally vaporized the sulphide minerals and allowed for the gold to be recovered. It also generated S02 emissions and left behind a nasty mix of arsenic trioxide that is highly toxic. Bioleaching replaces the need for “pyrotechnology” to destroy the sulphide bonds that lock up the gold. The naturally occurring bacteria we employ generate their energy by oxidizing (consuming) the sulphides and release the iron, arsenic and gold into a form where they can be dealt with individually. The following is a narrative on the process in a step by step format;

●	A tonne of rock is brought to the mill for processing. The rock is continually crushed to reduce its size. Eventually the rock is reduced to a size that could be compared to the size of common sand. The majority of the value (gold, silver, copper etc.) in this former one tonne of rock is actually contained in only 20% of the rock, or the sulphide minerals. The sulphides need to be separated from the 80% of the rock (gangue mineralization”) that has no value. This is achieved through a process called flotation that separates the sulphides from the waste gangue material. This separated 20% is called a concentrate. We used the term to reflect the fact the contained valuable metals now reside in a much smaller mass which of course means less material to process through the bioleach process.
●

Concentrate is then slurried into a series of stainless steel bioleach tanks. These tanks are large (up to 30’ high by 15-20’ diameter. The tanks are stainless to combat the long-term effect of hosting a solution that is very acidic in nature (~pH 1.5 to 2.0)

●	Tanks are equipped with impellors to ensure the concentrate does not settle to the bottom of the tank. In addition, air is infused to assist in the aerobic process. The bacterial process is exothermic, and the bacteria have been known to generate water temperatures approaching 80 degrees Celsius.
●	Over the course of 5-6 days the bacteria oxidize the sulphide mineralization in the tanks. It should be noted that the same bacteria are active in their natural habitat, but what would take 20 years to accomplish in their natural environment can be completed in 6 days under a supervised, closed circuit environment. In essence, we are providing a 24 hour per day “Garden of Eden” by providing everything the bacteria would need in nature to accomplish their task.
●	At the end of the oxidation process (6 days) the liquids and the remaining solids are taken from the final tank and enter a SOLID/LIQUID separation process. Since the pH of the solution is 1.5, anything that dissolves in acid will do so. In this instance both the arsenic and the iron will report to the liquid. The solids contain any gold, silver or PGMs as they do not dissolve in acid. The solids, which are no longer refractory, are treated with conventional gold recovery technology to create a dore bar for sale.
●	At this stage limestone (calcium carbonate) is added to the liquids causing the pH to spike towards a more basic level. The first compound to precipitate from the liquid is the abovementioned ferric arsenate which is safe for disposal. At this time the water is recirculated for future use. Most, if any water, is lost through evaporation

Ponce Enriquez, Ecuador —

Ponce Enriquez, a mining town in southern Ecuador, is host to over 90 producing small mines. A small mine is defined as a project that mines less than 350 tonnes of rock per day. The gold associated with these underground mines usually is in excess of 10 grams of gold per tonne (“gpt”), or roughly 1/3 of an ounce (“the head grade”). Unfortunately, the gold is associated with considerable amounts of arsenic. It is estimated that over 200 tonnes of concentrate are produced daily in this region alone.

Several years ago, the World Health Organization (“WHO”) put in place guidelines for the smelting industry that severely restrained the amount of arsenic that could be processed using heat. In most cases this limit is 1% arsenic per 1 tonne of concentrate.

If we assume that ore with a head grade of 10 grams per tonne and 1% arsenic is brought to the mill for processing, we would expect to see a concentrate grading approximately 50 gpt gold and over 10% arsenic. From the previous paragraph we see that this concentrate is very attractive from a gold grade perspective but fails dramatically with respect to arsenic content. The miner is now faced with selling his product at a severe reduction in price due to the arsenic contamination. Smelters will still buy the concentrate, but they will be forced to blend this high arsenic material with “clean” (no arsenic) material to lower the arsenic content to 1%. For them to do this they demand a reduction in the purchase price. In Ponce Enriquez, the Asian smelters pay only 60-70% of the contained gold value in the concentrate.

Several years ago, the Chinese government imposed a 0.50% limit on arsenic in copper concentrates due to the large volumes of this material they import. Arsenopyrite concentrates have to date avoided a similar fate but talk in the metal trading community believes that a similar rule will be applied to gold concentrates. This will severely limit the global capacity to process this type of concentrate.

As mentioned previously bioleaching allows for the processing of high gold/arsenic concentrates, not only liberating the gold but also producing a stable form of arsenic. This is the opportunity that BacTech has identified in Ecuador.

It is BacTech’s intent to replace the offshore purchasers of concentrate in Ponce Enriquez through the installation of a local processing plant using bioleaching. Should the Chinese restrict arsenic imports BacTech will allow for the continuation of mining in this area that depends heavily on mining for its survival. The following is a sample of the benefits a bioleach facility would convey on Ponce Enriquez;

●	Employment
●	Higher prices paid for concentrate
●	Improved environmental impact
●	Generation of taxes
●	Visibility in an industry that lacks same
●	Retention of the 30-40% in value that today goes to Asia

Our business plan calls for the construction of a bioleach facility in Ponce Enriquez that will initially process 40 tpd of concentrate purchased locally. The estimated cost of the entire project, including the bioleach studies, the feasibility study, engineering and construction, will be between $9M and $10M. We have identified 2 mines that produce 15 tpd of concentrate and this material will be the subject of the test work using bioleaching. The test phase will last 4-6 months and will not only determine the anticipated gold recovery rate but also provide key information with respect to the flow chart. Since the technology is modular, we fully expect the plant to expand in size in response to the availability of additional feeds from Ponce Enriquez as well as other areas where the same problem exists.

Market

BacTech has identified a market that is an ideal fit for bioleaching technology. Given the technology’s ability to stabilize arsenic, it was decided that a search would be undertaken to identify areas of the world where arsenic is an issue, either with processing and/or tailings management.

As a result of the search, the Company has focused its attention on the Ponce Enriquez (“PE”) area of Southern Ecuador for a number of reasons. There are over 90 small mines (<350 tonnes of ore per day) that operate in PE at present. The predominate sulphide mineral being mined is arsenopyrite (Iron + Sulphur + Arsenic + Gold) and many of the concentrates produced from there have extremely high levels of arsenic in addition to gold and silver. The presence of high arsenic levels in the concentrate severely reduces the prices paid for the gold concentrates due to the World Health Organizations’ cap on the amount of arsenic ( 1% As cap) that can be burned in smelters or roasters. The situation has created a buyers’ market for the concentrates with miners receiving less than 60% of the gold value in theire concentrates. As a result, the material is bought by Asian buyers and exported for processing at smelters. It is safe to assume that the small miner would be enticed to use mercury in an attempt to “scavenge” any free gold that may be present before he sells his concentrate. Any use of mercury is illegal as the remnants of this process are highly toxic.

BacTech intends to develop a Company-owned bioleach facility to purchase and process high arsenic concentrates in PE that would normally be sold to the Asian market. The Company believes it can offer better prices to the miners given a) the elimination of penalties for processing arsenic, b) the elimination of transportation costs of concentrate to Asia and c) the elimination of government royalty taxes (3%) on concentrate leaving the country and d) 5-7-year tax holidays provided by the Ecuador government for new technologies in mining.

We firmly believe that “if we build it, they will come.” We would expect to process an increasing supply of arsenopyrite as the local market understands that better prices can be received locally compared to selling overseas. The technology is modular in nature so additional tanks can be added to handle any increased supply. We will also investigate the potential for standalone plants in these countries if the supply warrants such an investment.

Of course, it is imperative that a secure contractual supply be obtained to underpin the finance-ability of the proposed plant. BacTech has conducted meetings with local mines that produce arsenopyrite to gauge their interest in our proposal. We are sufficiently satisfied that we will be able to secure a secure feed from the local market for a 40 tonne per day bioleach plant.

Samples will be taken from the mines that fit the correct profile for bioleach test work. The material will be sent to Canada or Australia where it will undergo approximately 16 -20 weeks of test work. We anticipate a minimum of 95% gold recovery and +99% arsenic stabilization based on previous results for bioleaching. We will also assay for silver and copper grades that will help offset treatment charges if there are commercial values of these in the concentrate.

Should the test work provide a suitable level of recovery for gold, as well as stabilize the associated arsenic, BacTech will move to engage the producers contractually to purchase, collectively, 40 tonnes per day of concentrate. It is conceivable that the plant could grow in size to produce well over 100,000 ounces per year from the original planned output of 25,000 ounces per annum. This would be the result of the local miners becoming comfortable with selling to a new buyer.

The Company continues to evaluate other projects in Canada, Mexico, South America and Europe.

On May 15, 2019 BacTech announced that it had signed a letter of intent with GMR Inc. (“GMR”) to license BacTech’s proprietary bioleach technology. BacTech joins Dundee Sustainable Technologies (CSE:DST) as a technology partner with GMR to develop a potential solution for the remediation of the Gold Residual Stockpile in Snow Lake, Manitoba. Through this agreement, BacTech received a $20,000 cash payment as an advance for the right to utilize the BacTech proprietary bioleach technology on the Gold Residual Stockpile in Snow Lake, Manitoba. In addition, BacTech will earn 3% undivided equity interest in the net income of the project. GMR is relying on BacTech’s historical research conducted in 2011 and 2012 that showed oxidation rates of 95% and gold recovery of 88.6% on material obtained from the arsenic stockpile.

Colombia

On August 10, 2020 the Company announced that it has agreed to participate in an evaluation of mine tailings near Medellin, Colombia. The grades of gold and platinum were very high compared to normal tailings grades. Even though MetalTec LLC, the prospective partner company, provided assay results from ALS Laboratories, it was decided that an independent contractor should be engaged to conduct an arm’s length study of the tonnage and grade of contained metal. The tailings also contain 1% arsenic.

East Africa

On Aprill 26, 2021, the Company announced that it has executed a strategic Memorandum of Understanding (“MOU”) with Curatio Gold Limited (“Curatio”) to source refractory ores for processing from Eastern Africa. Curatio was recently established to provide funding to support improved metallurgical processing, with the goal of eliminating the dangerous and environmentally unfriendly use of mercury for gold liberation. The group will initially focus its efforts in East Africa on an active Artisanal and Small-scale mining (“ASM”) industry. The principal founders of Curatio have many years of technical mining expertise and are well versed in supporting small and medium-sized businesses in Africa. Curatio CEO Doug Ramsey, R.P.Bio., is a biologist with expertise in environmental mercury concerns and four decades of experience in solving mining related environmental issues. Prior to founding Curatio with Mark Francis, Doug was CEO and VP Sustainability with a junior miner and a consultant to industry and government

Competition

The direct competitor to BacTech are the owners of BIOX, created by Goldfields some 30 years ago. Today the owner of the BIOX technology is Outokumpu from Finland, having taken over the SpinCo created by Goldfields that held the technology. It should be noted that at this time, there are no competitors in bioleaching for environmental processing. Outokumpu focuses on providing bioleaching as a process technology for senior producing mining companies with arsenopyrite-rich mines. With that said, there is considerable work being conducted in the field of sustainable mining today. Given the mining industries aversion to any new technology, it is assumed that there will not be any direct competitors in the medium term, outside of bioleaching, to the proposed bioleach plant for PE. It is the intent of the Company to obtain a contractual feed of concentrate in exchange for improved prices paid to the miners There are 92 mines in PE and to think we will process all of them is a fallacy but 50% of the total would generate healthy annual returns. We believe that first mover status will make us the dominant player in the PE market.

Other competing technologies such as Pressure Oxidation (POX) and the Albion Process are expensive technologies that cannot be scaled down to compete with bioleaching smaller amounts of concentrate.

Environmental Laws and Regulations

Our operations and properties are subject to laws and regulations relating to environmental protection, including those governing air emissions, water discharges and waste management, and workplace health and safety. In addition, certain of our products are regulated by the U.S. Environmental Protection Agency and comparable state regulatory agencies. For a discussion of risks related to compliance with environmental and health and safety laws and risks related to past or future releases of, or exposures to, hazardous substances, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”

Seasonality

We do not expect any seasonality in our business.

Property

Our mailing address is Suite 409, 37 King St. East. Toronto, Ontario M5C 1E9, Canada. Our telephone number is (416) 813-0303.

Employees

Other than our Officers and Directors we have 2 full-time and 2 part-time employees of our business or operations who are employed at will by BacTech Environmental Corporation We anticipate adding additional employees in the next 12 months, as needed. We do not feel that we would have any unmanageable difficulty in locating needed staff in large part because of our Remote Work corporate structure that allows for location and time flexibility.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

We will have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements will also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 2. Management Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Annual Report. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Annual Report. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

The financial statements are compliant and up to date with all new financial accounting standards, as noted per IFRS. The Company has elected to not delay compliance with any new or revised financial accounting standard. The Company’s fiscal year end is December 31. Additional information regarding the Company will be available through the SEDAR website at www.sedar.com.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2020

The following management’s discussion and analysis (“MD&A”) of financial results is dated April 29, 2021 and reviews the business of BacTech Environmental Corporation (the “Company” or “BacTech”), for the year ended December 31, 2020, and should be read in conjunction with the accompanying annual consolidated financial statements and related notes for the year ended December 31, 2020. This MD&A and the accompanying annual consolidated financial statements and related notes for the year ended December 31, 2020 have been reviewed by the Company’s Audit Committee and approved by the Company’s Board of Directors.

This MD&A contains certain forward-looking statements, such as statements regarding potential mineralization, resources and research results, and future plans and objectives of the Company, that are subject to various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements contained herein are made as of the date of this MD&A and the Company disclaims, other than as required by law, any obligation to update any forward-looking statements whether as a result of new information, results, future events, circumstances, or if management’s estimates or opinions should change, or otherwise.

Core Business Strategy

BacTech Environmental Corporation was incorporated by REBgold Corporation (“REBgold” and formerly known as BacTech Mining Corporation) on October 5, 2010 under the Canada Business Corporations Act. Through the completion of the Plan of Arrangement, the Company was granted a perpetual, exclusive, royalty free license to use REBgold Corporation’s proprietary bioleaching technology (“BACOX”) in the remediation business for mining wastes and was listed on what is today the Canadian Stock Exchange under the symbol “BAC”.

The BACOX technology utilizes bacteria to liberate precious and base metals and has been traditionally used to treat difficult-to-treat sulphide ores and concentrates. The business plan for the Company is to apply the bioleaching technology to abatement and reclamation projects to remove harmful elements such as arsenic and sulphur from the environment, where this can be assisted by a positive cash flow from metal recovery. Examples of metals which can be extracted include gold, silver, cobalt, nickel, copper, uranium and zinc.

Bioleaching is an environmentally-friendly process technology for treating difficult-to-treat sulphide ores and concentrates. By replacing smelting and/or roasting with a bioleach process, the production of sulphur dioxide emissions, which is the primary source of acid rain, and arsenic trioxide are eliminated. Furthermore, the capital and operating costs of a bioleach facility are significantly less when compared to other existing treatment methods.

Mineral Reclamation Projects

Ecuador

BacTech has identified the Ponce Enriquez area of southern Ecuador as an area where the Company’s bioleaching technology can be successfully deployed for environmental processing of locally produced concentrates. Given the high levels of arsenic contained in the ore from the area, miners receive significantly reduced prices for their concentrates due to penalties applied by the buyers. The buyers tend to be from Asia where concentrates are shipped for conventional smelting and/or roasting. The concentrates are subject to a 3% royalty on the gold value payable by the miner to the Government of Ecuador. BacTech believes that by implementing an in-country bioleach plant it can offer superior pricing for these concentrates to the local producers, better payment terms, provide domestic Ecuadorian employment opportunities; and increase local and federal tax revenue for the government. It should be noted that the final arsenical product resulting from bioleaching, ferric arsenate, is a US Environmental Protection Agency approved land-fillable form of arsenic.

Plans for Ecuador

The initial capacity for the proposed plant would be 50 tonnes per day of arsenopyrite and refractory pyrite concentrates. At this stage the Company will be pursuing its goals with 100% ownership, but BacTech would consider a joint venture partner going forward. BacTech will act strictly as a purchaser and processor of third party concentrates and will not own any mineral properties in Ecuador.

In the above chart we can see that the first step in the process involves ear-marking suitable concentrates for which a detailed bioleach test program will be undertaken. The Company collected samples from 6 different mines in the area from which 3 were selected as candidates for bioleaching. These samples will be assayed for gold and arsenic content before being subjected to bioleach test work to be carried out at ALS Labs in Perth, Australia. A first step in the process is completion of a diagnostic leach study to get a better understanding of the leachability of the gold. On April 21, 2021, BacTech announced that it has achieved gold recoveries of over 99%. The estimated time to complete the test work is 16-20 weeks after which BacTech would establish the projected gold recovery and sulphide oxidation ratios as well as gaining a good understanding of the flow sheet for the plant.

During this period BacTech would also begin the process of identifying a suitable site for the proposed plant and obtaining permits for the plant. Applications will be made to the Ministries of Mining, Water and Environment, for approval of a water usage license, and tailings approval for the post bioleach residues. There will also be consultation with the local municipal government with respect to land acquisition and approval for building permits for the plant. It should be noted that Ponce Enriquez is a very active mining area with over 90 producing mines of various sizes, and we do not expect to face local opposition given the environmental and economic benefits associated with our project.

If the results of the bioleach test work are in line with projections, BacTech will begin a bankable feasibility study. It should be noted that these studies are for a commercial operating plant and do not involve any aspects of underground resource estimation or mining engineering. For this reason, the study should be relatively straight forward and less costly than a usual full-scale bankable study.

Using the flow sheet developed by the bioleach test work, the final piece of this phase of the project would be detailed engineering. It is our intent to rely heavily on the designs from previous plants that BacTech has built which addressed material with very similar mineralogical structure.

We estimate that the cost to get the project to a “shovel ready” state will be approximately US$800,000. The actual budget for construction, procurement and materiel is estimated to be $US 10M with a 20% variance, based on costs from past projects. The detailed engineering will allow the company to reduce the variance in the budget. The estimated time to complete the pre-construction studies is approximately 12 months with the permitting being the longest part of the process. At the end of this process BacTech will actively pursue contractual concentrate feeds from local sources and quite possibly from neighbouring countries such as Peru. Once the Company successfully completes the initial plant, it is conceivable we will attract enough feed to exceed the plant’s capacity. This could lead to a straight-forward expansion as BacTech’s plants are modular in design.

With respect to the current financing where BacTech has filed a Form 1-A Regulation A Offering with the Securities Exchange Commission, BacTech will use a portion of the proceeds to conduct the above mentioned assay and bioleach test work. Results will be published at the end of the study in approximately 5-6 months.

Bolivia

On May 24, 2016, BacTech announced that its 98% owned Bolivian subsidiary, EMABSA, had signed an Association Contract with COMIBOL, the state mining company of Bolivia. On September 15, 2016, the Bolivian government by Law N degrees 831, approved and ratified the agreement.

On September 9, 2019, BacTech announced that it will not proceed with the reclamation of the Telamayu tailings project in Bolivia. After completing metallurgical test work on the project and evaluating the economics of the project it was decided that the project would be too difficult to finance. It was estimated that the project would cost approximately $US 9M.

The inability to recover tin into a suitable concentrate severely hampered the economics of the project. Given the fact that the value of the tin made up roughly 50% of the value of the contained metal in the tailings, financing the project was deemed to be too difficult.

Other Projects

The Company continues to evaluate other projects in Canada, Mexico, South America and Europe.

On May 15, 2019 BacTech announced that it had signed a letter of intent with GMR Inc. (“GMR”) to license BacTech’s proprietary bioleach technology. BacTech joins Dundee Sustainable Technologies (CSE:DST) as a technology partner with GMR to develop a potential solution for the remediation of the Gold Residual Stockpile in Snow Lake, Manitoba. Through this agreement, BacTech received a $20,000 cash payment as an advance for the right to utilize the BacTech proprietary bioleach technology on the Gold Residual Stockpile in Snow Lake, Manitoba. In addition, BacTech will earn 3% undivided equity interest in the net income of the project. GMR is relying on BacTech’s historical research conducted in 2011 and 2012 that showed oxidation rates of 95% and gold recovery of 88.6% on material obtained from the arsenic stockpile.

Colombia

On August 10, 2020 the Company announced that it has agreed to participate in an evaluation of mine tailings near Medellin, Colombia. The grades of gold and platinum were very high compared to normal tailings grades. Even though MetalTec LLC, the prospective partner company, provided assay results from ALS Laboratories, it was decided that an independent contractor should be engaged to conduct an arm’s length study of the tonnage and grade of contained metal. The tailings also contain 1% arsenic.

East Africa

On Aprill 26, 2021, the Company announced that it has executed a strategic Memorandum of Understanding (“MOU”) with Curatio Gold Limited (“Curatio”) to source refractory ores for processing from Eastern Africa. Curatio was recently established to provide funding to support improved metallurgical processing, with the goal of eliminating the dangerous and environmentally unfriendly use of mercury for gold liberation. The group will initially focus its efforts in East Africa on an active Artisanal and Small-scale mining (“ASM”) industry. The principal founders of Curatio have many years of technical mining expertise and are well versed in supporting small and medium-sized businesses in Africa. Curatio CEO Doug Ramsey, R.P.Bio., is a biologist with expertise in environmental mercury concerns and four decades of experience in solving mining related environmental issues. Prior to founding Curatio with Mark Francis, Doug was CEO and VP Sustainability with a junior miner and a consultant to industry and government

Selected Annual Information

The following table presents selected financial information in Canadian dollars ($), for each of the three most recently completed financial years and has been prepared in accordance with International Financial Reporting Standards (“IFRS”).

	2020		2019		2018
	$		$		$
License fee		Nil		20,000		Nil
Gain from forgiveness of debt		1,219,674		Nil		Nil
Gain from debenture conversion		163,162		Nil		Nil
Net income (loss) for the year		861,145		(1,084,611)		(1,273,778)
Net income (loss) per share		0.01		(0.01)		(0.02)
Total assets (1)		33,673		34,161		139,809
Total current liabilities		2,653,880		4,053,596		3,323,813

(1) The Company does not capitalize any of its developmental expenditures notwithstanding that they may have enduring value in future operations.

The Company does not generate any recurring revenue at this time except for the one time advance payment for $20,000 received in fiscal 2019 for use of the Company’s technology. The funding of the Company’s operations since inception in December 2010 has been from the exercise of warrants and options, equity private placements, debentures, bridge loans and notes, which have been used for general working capital, advancing the projects in Bolivia and Ecuador, as well as pursuing other projects of interest.

The increase in liabilities from 2015 through to 2019 is the result of limited funds available to fund project initiatives and corporate expenditures. A significant portion of accounts payable in 2019 and 2018 related to accrued salaries and consulting fees to officers and managers of the Company.

In fiscal 2020, certain officers and a consultant of the Company forgave the debts owing to them totalling $1,219,674 from accrued salaries and management fees effective June 30, 2020. As a result, no salaries or fees were earned in the six months ended June 30, 2020 and all related debts owing to them from accrued salaries from previous years in the amount of $1,219,674 were written down to $Nil and resulted in a gain from forgiveness of debt for the year ended December 31, 2020. In addition, during 2020, a total of $287,000 of debentures and related accrued interest of 120,480 were settled through the issuance of common shares of the Company. The difference between the fair value of the common shares issued and fair value of the debenture and interest payable created a gain from the settlement of the debenture through the issue of shares of $163,162 for the year ended December 31, 2020. From these two transactions, involving the forgiveness debt for salaries and wages owing and the settlement of debentures and interest payable, the outstanding total current liabilities have been significantly reduced.

Results of Operations

This analysis of the results of the Company’s operations should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2020.

Revenues

The Company has no revenue or sources of recurring revenues for the periods reported except for the one time advance payment for $20,000 received in fiscal 2019 for use of the Company’s technology. Gain from debt forgiveness and debenture conversion discussed below.

Operating and Administrative Costs

Operating and administrative expenses decreased to $295,373 for the year ended December 31, 2020 from $522,459 last year. Significant components of this expense include:

1.	Salaries and management fees decreased to $81,755 for the year ended December 31, 2020 from $288,953 last year. These costs are for the salaries and management fees incurred directly in managing and operating the business of the Company. Given the Company’s current financial situation, these amounts were accrued over the last few years.
The officers and a consultant of the Company forgave the debts owing to them from accrued salaries and management fees effective June 30, 2020. As a result, no salaries or fees were earned in the six months ended June 30, 2020 and all related debts owing to them from accrued salaries from previous years were written down $1,219,674 to $Nil;
2.	Share-based payments, as explained in note 13 to the annual consolidated financial statements, were $74,900 for the year ended December 31, 2020 and $Nil for year ended December 31, 2019. Yearly fluctuations in stock option expense are dependent on several factors including, but not limited to, number of options issued, valuation of options, vesting period and timing. For the year ended December 31, 2020 the Company granted 2,500,000 options (primarily in consideration of the forgiveness of the debt as explained above). For the year ended December 31, 2019, no new options were granted;
3.	Professional fees decreased to $57,570 for the year ended December 31, 2020 from $72,884 last year. The Company had incurred additional professional fees in the prior year which includes the legal and consulting fees incurred to support and develop the projects in Ecuador. In the current period expenditures, the majority of fees incurred were on audit and legal fees related to the Regulation A offering and annual audit fees;
4.	Travel costs decreased to $655 for the year ended December 31, 2020, from $10,566 last year. Travel expenditures were reduced and kept to a minimum as a result of the travel restrictions from the COVID19 pandemic; and
5.	Shareholder information and filing fees expenses decreased to $53,600 for the year ended December 31, 2020 from $137,045 last year. This type of expense has been reduced, starting in fiscal 2019, and the trend has continued to the current period in an effort to conserve cash.

Project Expenditures

On September 9, 2019, BacTech Environmental Corporation announced that it would not proceed with the reclamation of the Telamayu tailings project in Bolivia. After completing metallurgical test work on the project and evaluating the economics of the project it was decided that the project was not economically viable.

The majority of the historical project expenditures have been on the Bolivia Project, with the most significant cost in fiscal 2019 being the cost of the feasibility study. Project expenditures, not including Bolivia, for the year ended December 31, 2020 were $4,085 (2019 -$3,807). Project expenditures remained low this year due to limited access Ecuador which is the result of the Government imposed travel restrictions and business restrictions from the the COVID19 pandemic.

The costs and liabilities for the Bolivia project are shown as discontinued operations for the year ended December 31, 2020 and year ended December 31, 2020. BacTech is abandoning the Bolivian subsidiary which is inactive. Management believes that there will be no impact on the business of the Company and accounts payable amounts will not be pursued by vendors. As at the balance sheet date, the financial statements reflect certain liabilities of the subsidiary which have remained on the balance sheet, but been segregated into a separate line item under discontinued operations.

Finance Charges and Debentures

Finance charges are made up of interest charged by suppliers and vendors, loans payable and the debentures payable.

For the loan payable of $150,000, interest expenses for the year ended December 31, 2020 was $55,500 (2019 -$69,280). This loan continues to accrue interest at a rate of 1.5% per month compounded monthly. In fiscal 2019 accumulated bonus interest that has been earned since inception was recorded and is the reason or the higher interest in the prior year. See note 9 to the annual consolidated financial statements for further details.

Between April 19, 2017 and September 26, 2017, BacTech completed three tranches of a debenture financing for gross proceeds of $445,000. This debenture included bonus interest in the form of common shares. This debenture has generated interest expense of $49,462 and accretion expense of $11,323 for the year ended December 31, 2020. For the debenture holders that have reached their maturity date in fiscal 2019, the Company requested that the debenture holders extend the term of the debentures for an additional 12 months. In consideration of the extension of the maturity date, the Company has offered to issue a common share purchase warrant allowing the debenture holders to purchase a common share of the Company at five cents for a period of three years for each $0.05 of debenture held. In fiscal 2020, $20,000 of the debenture holders formally accepted the terms to extend the maturity date. A total of 496,000 warrants were issued at a value of $6,072. On August 20, 2020, an arm’s length debenture holder agreed to convert $87,500 face value of debentures and the related accrued interest at $0.05 per share. This transaction resulted in the issuance of 3,083,352 common shares and reduced $154,168 in debenture and interest owing. For further information on the debenture converted to equity see the interim financial statements note - Capital 11(iii). See note 10(a) to the annual consolidated financial statements for further details.

Between August 14, 2017 and September 22, 2017, BacTech completed two tranches of a debenture financing for gross proceeds of $200,000. This debenture included warrants and a Net Smelter Royalty (“NSR”) on the project in Bolivia. This debenture has generated interest expense of $12,000 for the year ended December 31, 2020. The debenture is in arrears and interest expense continues to be accrued. On August 20, 2020, an arm’s length debenture holder agreed to convert $200,000 face value of a debentures and the related accrued interest at $0.05 per share. This transaction resulted in the issuance of 5,076,264 common shares and reduced $253,863 in debenture and interest owing. For further information on the debenture converted to equity see the interim financial statements note - Capital 11(iii). See note 10(b) to the annual consolidated financial statements for further details.

On November 29, 2017, BacTech completed a debenture financing for gross proceeds of $100,000 and accompanied it by the issuance of 400,000 common shares, which are included as a bonus equity interest and NSR of 0.50% in relation to the project in Bolivia. The debenture has a 2-year term and pays 12% interest. This debenture has generated interest expense of $12,000 and accretion expense of $7,700 for the year ended December 31, 2020. The debenture holder reached their maturity date in fiscal 2019. The Company requested that the debenture holder extend the term of the debentures. In consideration of the extension of the maturity date, the Company has offered to issue a common share purchase warrant allowing the investor to purchase a common share of the Company at five cents for a period of three years for each $0.05 of debenture held. In fiscal 2020, the debenture holder formally accepted the terms to extend the maturity date. A total of 2,480,000 warrants were issued at a value of $21,300. See note 10(c) to the annual consolidated financial statements for further details.

On May 14, 2018, BacTech completed a debenture financing for gross proceeds of $85,000. The debentures were accompanied by the issuance of 340,000 common shares which are included as a bonus equity interest and NSR of 2.50% in relation to the project in Bolivia. The debenture has a 2-year term and pays 12% interest. This debenture has generated interest expense of $10,200 and accretion expense of $14,035 for the year ended December 31, 2020. The debenture holders reached their maturity date in fiscal 2020. The Company requested that the debenture holders extend the term of the debentures. In consideration of the extension of the maturity date, the Company has offered to issue a common share purchase warrant allowing the investor to purchase a common share of the Company at $0.05 for a period of two years for each $0.05 of debenture held. In fiscal 2020, the debenture holders formally accepted the terms to extend the maturity date. A total of 2,108,000 warrants were issued at a value of $28,400. See note 10(d) to the annual consolidated financial statements for further details.

On May 1, 2019, the Company closed a $150,000 Senior Bridge Debenture. The Senior Bridge Debenture is for one year and will pay 12% interest on redemption. This debenture included warrants. This debenture has generated interest expense of $18,000 and accretion expense of $25,293 for the year ended December 31, 2020. The debenture holders reached their maturity date in fiscal 2020. The Company requested that the debenture holders extend the term of the debentures. In consideration of the extension of the maturity date, the Company has offered to issue a common share purchase warrant allowing the investor to purchase a common share of the Company at $0.05 for a period of two years for each $0.05 of debenture held. In fiscal 2020, the debenture holders formally accepted the terms to extend the maturity date. A total of 3,360,000 warrants were issued at a value of $61,070. Subsequent to year end, BacTech repaid the principal balance of $75,000 plus interest to one of the convertible debentures holders that was completed in May 1, 2019. The remaining principal amount of the convertible debentures owing by the Company is now $75,000. See note 10(e) to the annual consolidated financial statements for further details.

Gain from forgiveness of debt

The officers and a consultant of the Company forgave the debts owing to them from accrued salaries and management fees effective December 31, 2020. As a result, no salaries or fees were earned in the year ended December 31, 2020 and all related debts owning to then from accrued salaries from previous years were written down to $Nil.

Gain from conversion of Debentures

On August 20, 2020, the Company completed the redemption of $287,500 debentures plus all of the accrued interest since inception of the debentures for a total value of $407,981, through the issue of 8,160,616 common shares of the company at a fair market value of $244,819. This resulted in a gain on settlement of the debentures of $163,162 for the year ended December 31, 2020.

Cash Flow Comparison

Cash flow from financing activities: For the year ended December 31, 2020, the Company completed an equity private placement through the issuance of common shares for gross proceeds of $129,880.

Cash flow from operating activities: This represents the cash paid for overhead expenditures and project expenditures. These payments were financed from the sources of cash in financing activities.

Liquidity and Capital Resources

At December 31, 2020, the Company had cash of $19,412 and a working capital deficit of $2,620,207. Cash reserves, accounts receivable, two equity private placement for gross proceeds of $129,880 and a government assistance loan of $60,000 were used for general working capital for the year ended December 31, 2020.

Subsequent to December 31, 2020, a total of 1,100,000 common share stock options were exercised under the old plan at $0.07 providing gross proceeds of $77,000 to the Company. Furthermore, a total of 7,876,166 common share purchase warrants were exercised providing gross proceeds of $393,808 to the Company.

On February 2, 2021, BacTech announced the closing of the second round of financing using the Regulation “A” exemption. In this round the Company raised US$94,500 at US$0.015 per share through the issuance of 6,300,000 common shares.

On February 5, 2021, BacTech announced that it closed the previously announced, non-brokered private placement. A total of $153,500 was raised through the issuance of 5,116,666 common shares priced at $0.03 per share. Four insiders of BacTech participated in the financing for a total of $39,000 resulting in the issuance of 1,300,000 common shares.

On July 15, 2020, the Company’s Tier 2 Regulation A offering memorandum originally filed on April 2, 2020, with the United States Securities and Exchange Commission (SEC) was qualified. The share price for the first tranche is US$0.0150. On September 15, 2020, the Company closed its first tranche for gross proceeds US$50,000 through the issuance of 3,333,333 common shares.

On February 13, 2020 and March 20, 2020, the Company completed a private placement for total gross proceeds of $64,000 through the issue of 4,266,667 units at a price of $0.015 per unit. Each unit consisted of one common share of the Company and one full common share purchase warrant exercisable at $0.05 for 2 years.

On July 26, 2019 the Company closed an $85,000 private placement. The private placement is a unit financing with each $0.02 unit consisting of one common share of the company and one-half of a common share purchase warrant. One full warrant enables the holder to purchase one additional common share of the company at five cents for a period of two years from closing.

On May 1, 2019, the Company closed a $150,000 Senior Bridge Debenture. The Senior Bridge Debenture is for one year and will pay 12% interest on redemption. In addition, the Company will issue a total of 1,500,000 common share purchase warrants with a two-year term which allow the holder to buy additional shares at $0.05 per share (ten warrants issued per dollar of principal of Loan).

Share Capital
	December 31, 2020		December 31, 2019
	Number of shares	$ Amount	Number of shares	$ Amount

Balance, beginning of period	101,153,756	5,470,659	96,903,756	5,411,894
Shares issued from private placements	4,266,667	64,000	4,250,000	85,000
Shares issued from Reg A financing	3,333,333	65,880	-	-
Shares pursuant to conversion of debenture	8,160,616	244,819	-	-
Shares issued for debt	-	-	-	-
Less share issue costs Fair value of warrants	-	(29,850)	-	(24,200)
Share issue costs	-	(28,361)	-	(2,035)
Balance, end of period	116,914,372	5,787,147	101,153,756	5,470,659

For a description of the outstanding warrants and stock options that are outstanding to purchase common shares of the Company, please refer to Note 11 - Share Capital, Note 12 – Warrant, and Note 13 – Stock Options of the annual consolidated financial statements.

Quarterly Information

Selected quarterly information for the most recently completed quarter is presented below in Canadian currency ($), and in accordance with International Financial Reporting Standards.

	2020				2019
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s
License fees	-	-	-	-	-	-	20	-
Other items	-	163	1,220	-	-	-	-	-
Net Loss for the period	(159)	1	1,191	(172)	(193)	(266)	(276)	(349)
Loss per share (.)	0.00	0.00	0.01	0.00	0.00	(0.005)	0.00	(0.005)

Fourth Quarter

There were no substantive changes in administrative expenses, other than the decrease in project expenditures. With the contract for Bolivian Project being terminated in September 2019, project spending has decreased significantly, along with Corporate expenditures.

Some investigative work was completed on other projects, including the project in Ecuador but was limited which is the result of the Government imposed travel restrictions and business restrictions from the the COVID19 pandemic.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements as of December 31, 2020.

Financial Instruments

The Company has not entered into any specialized financial arrangements to minimize its investment risk, currency risk or commodity risk.

Outlook

While the volatility in the capital markets and markets for metals has subsided, the resource sector has relatively fallen from favour with investors making capital raising in the sector more difficult than it has traditionally been for junior companies in the resource sector and in the remediation and reclamation of mine waste and tailings. There can be no assurance that the Company will be successful in attracting either new financing or new opportunities to apply its technology.

Risks

The Company’s strategy emphasizes developing projects to leverage its intellectual property to create shareholder value. This strategy has required, and continues to require, significant financings, and is subject to risks associated with mineral prices, mineral resources and operations. Due to the nature of the Company’s business, the present stage of development of its projects, and the constraints placed upon the Company’s ability to move forward by its current liquidity situation, readers should carefully review and consider the financial, environmental and operational risk factors affecting the Company.

COVID-19 Pandemic

The Company is subject to various market, political and regulatory constraints as a result of the COVID-19 situation and additional business and financial risks that may result therefrom. The duration of the COVID-19 outbreak and the resultant travel restrictions, social distancing, Government response actions, business closures and disruptions, can all have an impact on the Issuer’s operations and access to capital. There can be no assurance that the Issuer will not be impacted by adverse consequences that may be brought about by the COVID-19 pandemic on global financial markets, share prices and financial liquidity and that may severely limit the financing capital available to the Company. While it appears that the pandemic is continuing longer than might originally have been expected, adaptation to the new requirements of a pandemic affected world seems generally to be taking place. The suggestion of relatively near term availability of vaccines appears to raise hopes of a gradual return to more normal conditions progressively through 2021.

Need for Additional Financing

The Company currently has no source of operating cash flow, and there is no assurance that additional funding will be available to the Company as and when needed for further assessment and evaluation, as well as development of its projects, or to fulfill its obligations to its existing creditors. Volatile markets may make it difficult or impossible for the Company to obtain adequate debt or equity financing in the future, or on terms acceptable to the Company. The failure to obtain additional financing could force the Company to liquidate its assets to satisfy creditor claims.

Dependence on Management

The Company’s business and operations are dependent on recruiting and retaining the services of a small number of key members of management and qualified personnel. The success of the operations and activities of the Company are dependent, to a significant extent, on the efforts and abilities of the management of the Company. Investors must be willing to rely, to a significant extent, on the discretion and judgment of the management of the Company. Furthermore, while the Company believes that it will be successful in attracting qualified personnel and retaining its current management team, there can be no assurance of such success. The Company does not maintain key employee insurance on any of its employees.

Competition

The Company competes with other engineering companies for the acquisition of mineral rich mine tailings and mine waste that can be developed economically. The Company competes with other engineering companies that have greater financial and technical resources and experience. Such competition may result in the Company being unable to acquire desired properties, to recruit or retain qualified employees, or to acquire the capital necessary to fund its operations and develop its properties. The inability of the Company to compete with other engineering companies for these resources would have a material adverse effect on the Company’s results of operations and business.

Currently, the Company’s bioleaching technology does not operate in an overly competitive marketplace; however, the Company anticipates that it may face increased competition in the future, as advanced technologies become available. While management believes that the Company’s technology is more advanced, commercially proven and better situated than its competitors, there can be no assurance that the Company will be able to effectively compete with companies who have or may develop similar technologies and may possess greater financial resources and technical facilities. Competitive pressures, or the inability of the Company to successfully license its technology on terms that are acceptable, may have a material adverse effect on the Company’s business, operating results and financial condition.

Protection of Intellectual Property Rights

The Company is dependent not only on its ability to protect its intellectual property rights, but also upon the protection of rights of third parties from which it may license intellectual property rights. The Company currently holds patent rights and has pending patent applications. In addition, the Company relies upon certain other technologies, ideas; know how, secrets or other information, which it may not be able to protect. Notwithstanding precautions the Company may take to protect its rights, third parties may copy or obtain and use the Company’s proprietary and licensed or optioned technologies, ideas, know how, secrets and other proprietary information without authorization or independently develop technologies similar or superior to the Company’s proprietary and licensed or optioned technologies. The Company enters confidentiality and restriction on use agreements with its employees, strategic partners and others; however, these agreements may not provide meaningful protection of the Company’s proprietary and licensed or optioned technologies or other intellectual property in the event of unauthorized use or disclosure. Policing unauthorized use of such technologies and intellectual property is extremely difficult, and the cost of enforcing the Company’s rights through litigation may be prohibitive. Further, the laws of jurisdictions other than Canada and the United States may not provide meaningful protection of the intellectual property rights of the Company and such third parties.

Obtaining and Enforcing Patents

The patent positions of technology firms, including the Company, are generally uncertain and involve complex legal and factual questions. The Company’s success in utilizing and licensing its bioleaching technology will depend, in part, on its ability to obtain, enforce and maintain patent protection for its technology worldwide. The Company cannot be assured that patents will issue from any pending applications or that claims now or in the future allowed under issued patents will be sufficiently broad to protect its technology. In addition, no assurance can be given that any patents issued to or licensed by the Company will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide continuing competitive advantages to the Company. Furthermore, there is no assurance that the patents of others will not impede the ability of the Company to do business or that others will not independently develop similar products or technologies, duplicate any of the Company’s products or technologies or, if patents are issued and licensed to the Company, design around the Company’s patented product or technology.

Accordingly, the Company may not be able to obtain and enforce effective patents to protect its proprietary rights from use by competitors, and the patents of other parties could require the Company to stop using or pay to use certain intellectual property, and as such, the Company’s competitive position and profitability could suffer as a result.

Claims of Infringement of Proprietary Rights of Others

The Company is not currently aware of any claims asserted by third parties that the Company’s intellectual property infringes on their intellectual property. However, in the future, third parties may assert a claim that the Company infringes on their intellectual property. As a result, there is a risk that the Company, or one or more of its licensors, may become subject to litigation alleging that the products or technologies of the Company or its licensors infringe on the proprietary rights of third parties. Whether or not the products or technologies infringe on the proprietary rights of third parties, the Company or such licensors could incur significant expenses in defending allegations of infringement of proprietary rights. Further, the Company or such licensors may be required to modify their products or obtain licenses for intellectual property rights as a result of any alleged proprietary infringement which may not be achievable on commercially reasonable terms, in a timely manner, or at all, any of which could adversely affect the Company’s business revenue, results from operations and financial condition.

Conflicts of Interest

Certain of the Company’s directors and officers may serve as directors or officers of other reporting companies, companies providing services to the Company, or companies in which they may have significant shareholdings. To the extent that such other companies may participate in ventures in which the Company may participate, the directors of the Company may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. If such a conflict of interest arises at a meeting of the Company’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms.

From time to time, several companies may participate in the acquisition, assessment and evaluation, and development of mineral reclamation properties, thereby allowing for the participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment. In accordance with the laws of Canada, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company. In determining whether the Company will participate in a program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which the Company may be exposed and its financial position at the time.

Related Party Transactions

Please refer to Note 8 of the annual consolidated financial statements for the year ended December 31, 2020.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons, we have included in our unaudited financial statements that there is substantial doubt that we will be able to continue as a going concern without further financing.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs for the next fiscal year and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. As of December 31, 2020, the Company has a net income of $861,145, and if the Company is unable to obtain adequate capital, it could be forced to cease operations.

Future Financings.

We will continue to rely on equity sales of the Company’s common shares in order to continue to fund business operations. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our business plan of operating in the mineral processing and mine tailings remediation areas, using our proprietary Bioleaching processes.

Since inception, we have financed our cash flow requirements through issuance of common stock and loans to third parties. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of revenues. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we will need to generate sufficient revenues from sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth.

To address these risks, we must, among other things, build our mineral processing facilities, implement and successfully execute our business and marketing strategy, continually develop and upgrade our business model and website, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Critical Accounting Policies.

The financial statements are compliant and up to date with all new financial accounting standards, as noted per IFRS. The Company has elected to not delay compliance with any new or revised financial accounting standard. The Company’s fiscal year end is December 31. Additional information regarding the Company will be available through the SEDAR website at www.sedar.com.

Management regularly evaluates the accounting policies and estimates that are used to prepare the financial statements. A complete summary of these policies is included in Note 1 and Note 2 of the Company’s audited financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we expect to elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

-not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

-taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

-being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

-being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following June 30.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due in 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

Item 3. Directors and Officers

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of the date December 31, 2019:

As of December 31, 2019, the BacTech Environmental Corporation had 2 full-time employees, and 2 part-time employees.

The directors and executive officers of the Company as of December 31, 2019 are as follows:

Name	Position	Age	Date of Appointment	Approx. Hours Per Week
Ross Orr	President, CEO and Director	62	Dec. 2010	50
Louis R. Nagy	Treasurer, CFO, Secretary, Director	55	Dec. 2010	25
John C. Gingerich	Director - Chairman	66	Dec. 2010	1
Jay Naster	Director	60	Dec. 2010	1
Donald Whalen	Director	79	Dec. 2010	1
Walter Cimowsky	Director	63	Dec. 2010	1
Tim Lewin	Director	73	2014	2
Jay Richardson	Director	74	2018	1
Gary Williams	Vice President – Environment	65	Dec. 2010	5
Dr. Paul Miller	Vice President – Metallurgy and Bioleaching	62	Dec. 2010	10

Ross Orr, Age 62: Mr. Orr, our President, CEO and Director since the Company’s inception in 2010. Ross Orr initially brought BacTech Mining Corporation to Canada from Australia in 1997 and was instrumental in the success of the Company’s IPO. He sat on the board as an outside Director until taking the role of President and CEO in 2004. Following completion of the Plan of Arrangement in December 2010, which split BacTech Mining into two new companies, REBgold Corporation and BacTech Environmental Corporation, Mr. Orr assumed the position of President & CEO of BacTech Environmental in 2011. Mr. Orr’s responsibilities include capital raising, project identification and negotiation and investor relations in addition to managing the day to day operations of the Company.

Louis R. Nagy, Age 55: Mr. Nagy has been our Chief Financial Officer and Director since inception in 2010. He is a Chartered Accountant with over 30 years of professional service and industry experience. His professional service experience of 10 years includes public practice audit engagements, personal and corporate tax assignments, as well as sales tax recovery consulting. Industry experience includes various finance and accounting roles, including Chief Financial Officer within small to medium sized private and public companies. His time in industry involved a wide range of activities including financial and management reporting, treasury and cash management, reorganizations, IT and system implementations, as well as investment banking. Mr. Nagy was Chief Financial Officer of BacTech Mining Corporation and became CFO of BacTech Environmental Corporation following completion of the Plan of Arrangement in December 2010.

John C. Gingerich, Age 66: Mr. John C. Gingerich has been our Director, since 2010. John C. Gingerich, P. Geo. is a professional geophysicist (APGO) with 40 years’ experience in exploration, mining and related technology industries. In a career that spanned 15 years within Noranda’s Exploration group, he served as Chief Geophysicist and Director of Research and Technical Innovation. In 2002, John left Noranda and founded Geotechnical Business Solutions (GBS), a company dedicated to the development and financing of exploration opportunities and related technology.

As a recognized leader within the mining and associated technology communities, Mr. Gingerich has served on several industry and government boards and committees. These include; Exploration Division of the Canadian Mining Industry Research Organization (Chairman), Ontario Geological Survey Advisory Board (Chairman), National Hyperspectral User and Science Team (Canadian Space Agency), Chairman - Ontario Mineral Exploration Technology (OMET), ETAC Committee and Center for Research in Earth and Space Technology (CRESTech). Mr. Gingerich is a principle of Prolithic Inc. Due to Mr. Gingerich’s vast experience in geology and mining, he is a wonderful addition to our Board of Directors.

Jay Naster-Director, Age 60: Mr. Naster is a partner with Brauti Thorning LLP in the criminal and regulatory law group where his practice focuses on white-collar criminal and regulatory litigation and investigations. Following his call to the bar in 1986, Mr. Naster spent eleven years as a Crown counsel with the Crown Law Office (Criminal) where he specialized in complex white-collar criminal prosecutions, including corporate, securities and tax-related matters. In 1997, he became the senior litigation counsel at the Ontario Securities Commission, where he conducted complex quasi-criminal prosecutions and regulatory hearings pursuant to the Securities Act. In 2005, he entered private practice. Mr. Naster received his LL.B. cum laude from the University of Ottawa. He was called to the Bar of Ontario in 1986 and is a member of a number of professional associations including the Advocates Society and the Canadian Bar Association. Mr. Naster was a director of BacTech Mining Corporation and became a director of BacTech Environmental Corporation following completion of the Plan of Arrangement in December 2010.

Donald Whalen-Director, Age 79: Mr. Whalen has been a director of the Company since its inception in 2010. During the past 5 years, Don has been a Director of BacTech Environmental Corporation (CSE: BAC) and the Non-Executive Chairman of Pancontinental Resources Corporation (TSXV: PUC) since 2006 and Roscan Gold Corporation (TSXV: ROS) from 2004 to 2020. Roscan is a gold exploration company which has made two recent discoveries on the Siribaya trend in Mali, West Africa. In the preceding period, he was Executive Chairman of TSX-listed High River Gold Mines Ltd (1992 – 2008) which discovered and developed gold mining operations in Manitoba, Burkina Faso and Russia. Due to Mr. Whalen’s vast experience with mining and public companies we believe that he is a great addition to our Company.

Walter Cimowsky-Director, Age 63: Mr. Cimowsky has been a director of the Company since its inception in 2010, he is also a founding partner and director of Ocean Partners Holdings Limited, a privately held company active in the global physical trading and marketing of copper, zinc, lead and precious metal concentrates. The company operates with an international network of field and agency offices. Ocean Partners provides or arranges financing for small/medium sized mining projects, and currently holds equity positions in mines located in Canada, Ireland and Turkey. Mr. Cimowsky was a director of BacTech Mining Corporation and became a director of BacTech Environmental Corporation following completion of the Plan of Arrangement in December 2010. Due to Mr. Cimowsky’s long relationship with BacTech and knowledge of the mineral markets we believe he will be an asset to our Company.

Tim Lewin-Director, Age 73: Mr. Lewin, has been on our Board of Directors since 2014. After a brief career as a journalist Tim Lewin joined the Financial Services industry in 1972. Working first on the floor of the London Commodity Exchange he later moved to the futures-broking house of GW Joynson where he qualified as a trader before taking over the company’s coffee trading desk just in time for the coffee price explosion of 1976. Tim left to establish his own company in 1987 specializing in development of exchange-trading in emerging markets. Initially these were focused on South East Asia but as soon as the Former Soviet Union began to change its markets to a trading basis in 1991 he was invited to join the team of consultants engaged by the British Government to lend support and techniques to the economy in transition. Due to Mr. Lewin’s international experience and knowledge of foreign markets we are pleased to have him as a member of our Board of Directors.

Jay Richardson-Director, Age 74: , Mr. Richardson joined our Board of Directors in 2018. He is a Canadian Chartered Accountant (CA/CPA) and a retired Partner of KPMG (UK) and E&Y (Canada and Singapore). Now practising as a company doctor, he is CEO and Chairman of EnerSpar Corp (TSX-V: ENER) and Great Lakes Graphite (TSX-V: GLK). Due to Mr. Richardson’s extensive financial oversight background as a Director, he Chairs the Company’s Audit Committee.

Gary Williams-VP Environment, Age 65: Mr. Williams enlisted with our Board of Directors at our establishment in 2010. He has worked in the mining industry since 1977, in both exploration and environmental capacities. He has conducted environmental investigations related to tailings and mine rock management at a variety of mining projects and was VP Environment for a publicly traded junior mining company. He assists the BacTech management team with data review for the purpose of project generation, as well as providing expertise to field programs on existing projects. Mr. Williams has been a member of the Association of Professional Geoscientists of Ontario since its inception.

Dr. Paul Miller- VP Metallurgy and Bioleaching, Age 62: Dr. Miller has been our VP of Engineering since our inception and has over 30 years’ industrial experience in bioleaching and commercial applications. He commenced his career working for Mintek in South Africa in 1981, and formed the original group evaluating bioleaching as a potential treatment option. In 1986, he joined Davy McKee in the U.K. as a group leader responsible for development of process technology in support of worldwide contracting activities, with an emphasis on refractory gold projects, determining the feasibility of bioleaching against competing technologies. He joined BacTech Mining Corporation in Australia in 1996 as technical manager and, since that time, has been responsible for all technical aspects of projects, from initial test work and management of studies through to project design and execution.

None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

There are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive Officer paid by us during the year ended December 31, 2019, in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Ross Orr, President, Chief Executive Officer, Treasurer, and Director	2020	$225,000	0	0	0	0	0	0	$225,000
	2019	$225,000	0	0	0	0	0	0	$225,000
Louis R. Nagy, Chief Financial Officer, Treasurer, Secretary and Director	2020	$60,000	0	0	0	0	0	0	$60,000
	2019	$60,000	0	0	0	0	0	0	$60,000
John C. Gingerich - Director	2020	$0	0	0	0	0	0	0	$0
	2019	$0	0	0	0	0	0	0	$0
Jay Naster - Director	2020	$0	0	0	0	0	0	0	$0
	2019	$0	0	0	0	0	0	0	$0
Donald Whalen - Director	2020	$0	0	0	0	0	0	0	$0
	2019	$0	0	0	0	0	0	0	$0
Walter Cimowsky - Director	2020	$0	0	0	0	0	0	0	$0
	2019	$0	0	0	0	0	0	0	$0
Tim Lewin - Director	2020	$0	0	0	0	0	0	0	$0
	2019	$0	0	0	0	0	0	0	$0
Jay Richardson - Director	2020	$0	0	3,0000	0	0	0	0	$3,000
	2019	$0	0	0	0	0	0	0	$0
Gary Williams — Vice President – Environment	2020	$0	0	0	0	0	0	0	$0
	2019	$0	0	0	0	0	0	0	$0
Dr. Paul Miller — Vice President – Metallurgy and Bioleaching	2020	$36,000	0	0	0	0	0	0	$36,000
	2019	$3,000	0	0	0	0	0	0	$3,000

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

Except as disclosed below, no Executive Officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended December 31, 2020.

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ross Orr	500,000	0	0	0.07	2021.03.15	0	0	0	0
	400,000	0	0	0.10	2022.10.24	0	0	0	0
Louis Nagy	400,000	0	0	0.07	2021.03.15	0	0	0	0
	300,000	0	0	0.10	2022.10.24	0	0	0	0
John Gingerich	100,000	0	0	0.07	2021.03.15	0	0	0	0
	100,000	0	0	0.10	2022.10.24	0	0	0	0
John Gingerich	100,000	0	0	0.07	2021.03.15	0	0	0	0
	100,000	0	0	0.10	2022.10.24	0	0	0	0
Jay Naster	100,000	0	0	0.07	2021.03.15	0	0	0	0
	100,000	0	0	0.10	2022.10.24	0	0	0	0
Don Whalen	100,000	0	0	0.07	2021.03.15	0	0	0	0
	100,000	0	0	0.10	2022.10.24	0	0	0	0
Walter Cimowsky	100,000	0	0	0.07	2021.03.15	0	0	0	0
	100,000	0	0	0.10	2022.10.24	0	0	0	0
Tim Lewin	100,000	0	0	0.07	2021.03.15	0	0	0	0
	100,000	0	0	0.10	2022.10.24	0	0	0	0
Jay Richardson	100,000	0	0	0.07	2023.10.23	0	0	0	0
Gary Williams	100,000	0	0	0.07	2021.03.15	0	0	0	0
	200,000	0	0	0.10	2022.10.24	0	0	0	0
Paul Miller	400,000	0	0	0.07	2021.03.15	0	0	0	0
	300,000	0	0	0.10	2022.10.24	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our Director or executive Officer.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors in such capacity.

Director Independence

The Board of Directors is currently composed of three members. Ross Orr, and Louis R. Nagy do not qualify as an independent Directors in accordance with the published listing requirements of the NASDAQ Global Market. Mr. Gingerich, Mr. Naster, Mr. Whalen, Mr. Cimowsky, Mr. Lewin and Mr. Richardson do qualify as an independent Directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. In addition, the Board of Directors has not made a subjective determination as to each Director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, though such subjective determination is required by the NASDAQ rules. Had the Board of Directors made these determinations, the Board of Directors would have reviewed and discussed information provided by the Directors and the Company with regard to each Director’s business and personal activities and relationships as they may relate to the Company and its management.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. Shareholders can direct communications to the Chief Executive Officer, Ross Orr, at our executive offices. However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications. Management attempts to address shareholder questions and concerns in press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Ross Orr collects and evaluates all shareholder communications. All communications addressed to the Director and executive Officer will be reviewed by Ross Orr, unless the communication is clearly frivolous.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Related Party Transactions

Related party transactions consist of the following for the year ended:

	December 31 2020	December 31 2019
	$	$
Salaries and management fees	285,000	285,000
Share-based compensation	-	3,000
Total	285,000	288,000

Included in accounts payable and accrued liabilities is $1,244,363 due to related parties at December 31, 2019 (2018 - $963,600). Please refer to additional related party transactions in Share Capital Note 11 for additional related party transactions.

Stock Options

The Company has a stock option plan (the “Plan”), under which the Company may grant options to directors, officers, employees, and third-party service providers. Under the terms of the Plan that was re-approved by the shareholders on July 18, 2018, the Company is authorized to issue a maximum of 10% of the issued and outstanding shares.

The purpose of the Plan is to attract, retain and motivate directors, officers, and certain third-party service providers by providing them with the opportunity to acquire a proprietary interest in the Company and benefit from its growth. The options granted under the Plan are non-assignable, have a term of 5 years and vest over periods of up to two years from the date of issue.

	Year ended December 31, 2020		Year ended December 31, 2019
	Number Outstanding	Weighted Average Exercise Price $	Number Outstanding	Weighted Average Exercise Price $
Balance, beginning of year	5,500,000	0.08	5,500,000	0.08
Granted	-	-	-	-
Expired/Cancelled	(1,000,000)	0.07	(1,000,000)	0.07
Balance, end of year	4,500,000	0.08	4,500,000	0.08

Options to purchase common shares outstanding at December 31, 2019 carry exercise prices and remaining terms to maturity as follows:

Expiry Date	Weighted Average Exercise Price $	Grant Date Fair Value $	Number of Options Outstanding	Number of Options Exercisable	Remaining Weighted Average Contractual Life (yr.)
March 15, 2021	0.07	63,662	2,150,000	2,150,000	1.21
April 1, 2022	0.07	10,425	300,000	300,000	2.25
October 24, 2022	0.10	70,300	1,900,000	1,900,000	2.82
October 2, 2023	0.07	4,500	150,000	150,000	3.76
	0.08	148,887	4,500,000	4,500,000	2.04

For the year ended December 31, 2019, the Company did not grant new options and did not have any share based payment expenses. During the year ended December 31, 2018, 150,000 new options were granted. The Company recognized a total share based payment expense of $4,500 for the year ended December 31, 2018 in respect of the options vested during the year. Share based payments expense is included in operating and administrative costs.

The fair values of the options issued for the year ended December 31, 2020 were estimated using the Black-Scholes option pricing model with the following assumptions:

2018
Risk free interest rate	2.42%
Expected dividend yield	Nil
Exercise price	$0.07
Share price	$0.03
Expected volatility	297%
Expected life	5 years

Share Purchase Warrants

The movements in the number and estimated fair value of outstanding broker warrants and share purchase warrants are as follows:

	Year ended December 31, 2020		Year ended December 31, 2019
	Number Outstanding	Weighted Average Exercise Price $	Number Outstanding	Weighted Average Exercise Price $
Balance, beginning of year	27,004,908	0.05	27,004,908	0.05
Issued	7,221,000	0.05	7,221,000	0.05
Exercised	-	-	-	-
Expired	(725,000)	0.10	(725,000)	0.10
Balance, end of year	33,500,908	0.05	33,500,908	0.05

The exercise price, expiry date, and the fair value assigned to warrants issued and outstanding as at December 31, 2020 are as follows:

Expiry Date	Weighted Average Exercise Price $	Grant Date Fair Value $	Warrants Outstanding	Remainging Contractual Life (yr)
August 14, 2022	0.05	10,170	333,500	2.62
September 22, 2022	0.05	63,530	1,333,260	2.73
March 30, 2020	0.05	3,450	114,000	0.25
March 30, 2020	0.05	34,247	2,283,434	0.25
April 19, 2020	0.05	199,253	13,285,714	0.30
May 11, 2020	0.05	8,890	170,000	0.36
December 5, 2020	0.05	90,400	8,760,000	0.93
May 1, 2021	0.05	14,800	1,500,000	1.33
July 16, 2021	0.05	24,200	2,125,000	1.54
April 19, 2022	0.05	16,839	1,736,000	2.30
May 12, 2022	0.05	19,964	1,860,000	2.36
	0.05	485,743	33,500,908	0.93

The fair values of the warrants issued during the year ended December 31, 2019 and 2018 were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2019	2018
Risk free interest rate	1.55%	1.55
Expected dividend yield	Nil	Nil
Exercise price	$0.015- $0.05	$0.015- $0.05
Share price	$0.05-$0.03	$$0.05-$0.03
Expected volatility	108%-194%	108%-194%
Expected life	2 to 3 years	2 to 3 years

Option pricing models require the input of subjective assumptions regarding the expected volatility. Changes in assumptions can materially affect the estimate of fair value, and therefore, use of Black-Scholes option pricing model may not provide a realistic measure of the fair value of the Company’s warrants at the date of issue.

Indemnification of Directors and Officers

Our articles of incorporation provide that no Director or Officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of subsection 124(3) of the Canada Business Corporations Act and the Ontario Business Corporations Act.

Our bylaws provide that we shall indemnify any and all of our present or former Directors and Officers, or any person who may have served at our request as Director or Officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such Officer or Director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a Director has been successful in defense of any proceeding, the Canada Business Corporations Act and the Ontario Business Corporations Act provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our Directors, Officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such Officers and Directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year-end for its last three fiscal years, except compensation awarded to executives.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Legal/Disciplinary History

None of BacTech Environmental Corporation’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of BacTech Environmental Corporation’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of BacTech Environmental Corporation’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of BacTech Environmental Corporation’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of seven members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering’s qualification, we plan on adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

Item 4. Security Ownership of Management and Certain Securityholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of June 2, 2020 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock. The percentage of beneficial ownership in the table below is based on 105,420,423 shares of common stock deemed to be outstanding as of June 2, 2020.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership(2)
Directors and Officers:
Ross Orr	6,173,827	6.1%
Louis R. Nagy	3,877,180	3.8
John C. Gingerich	25,980	<1
Jay Naster	100,240	<1
Donald Whalen	985,000	.9
Walter Cimowsky	20,000	<1
Tim Lewin	0	0
Jay Richardson	152,000	<1
Paul Miller	1,000,000	1
Option 3 (3)	16,549,267	16.3
Felix Lopes,	15,285,714	15.1
All executive officers and directors as a group (8 persons)	12,334,227	12.20%

(1) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2) Based upon 105,420,423 common shares issued and outstanding, without conversions.

3) Option 3 is controlled by Lyusya Kurbatova, its CEO.

Item 5. Interest of Management and Others in Certain Transactions.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than as reported herein, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

DESCRIPTION OF SECURITIES

The Company’s Authorized Stock

We are authorized to issue an unlimited number of shares of common stock with no par value per share (the “Common Stock”).

Common Stock

No shareholders of the Corporation holding Common Stock have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class.

Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Corporation legally available, therefore.

Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

Except as otherwise required by Ontario, Canada corporation law, the Articles of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and the Articles of Incorporation, the Board is expressly authorized to adopt, repeal, rescind. alter or amend in any respect the bylaws of the Corporation.

Shareholder Amendment of Bylaws. The Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of. the Corporation: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Corporation or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity; (7) the provisions, if any. of a sinking fund applicable to such series: and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof. of such series.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

BacTech Environmental Corporation (“BacTech Environmental Corporation,” “We,” or the “Company”) is offering up to $1,000,000 total of Securities, consisting of Common Stock, no par value (the “Common Stock” or collectively the “Securities”).

Transfer Agent

Our transfer agent is TransCanada Transfer, Inc. whose address is 25 Adelaide Street East, Suite 1301, Toronto, Ontario, M5C 3A1, telephone number (416) 603-4400, and email John@transcanadatransferinc.com.

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

Listing

BacTech began trading on the CSE under the symbol “BAC” on December 2, 2010. BacTech, also trades on the OTC Markets under the symbol “BCCEF”.

Item 7. Financial Statements

BacTech Environmental Corporation

Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

BacTech Environmental Corporation

Table of Contents

For the years ended December 31, 2020 and 2019

1

Independent Auditors’ Report

To the shareholders of BacTech Environmental Corporation

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of BacTech Environmental Corporation (the “Company”) which comprise the consolidated statement of financial position as of December 31, 2020 and 2019, and the related consolidated statement of income (loss) and comprehensive income (loss), consolidated statement of changes in equity (deficiency), and consolidated statement of cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of BacTech Environmental Corporation as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net loss during the year ended December 31, 2019, and has a working capital deficit as December 31, 2019. As stated in Note 1, the Company has stated that substantial doubt exists about the Company’s ability to continue as a going concern.

Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this material uncertainty. Our opinion is not modified with respect to this matter.

McGovern Hurley LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Ontario

April 29, 2021

BacTech Environmental Corporation

Annual Consolidated Statements of Financial Position

(Expressed in Canadian dollars, unless otherwise stated)

	As at December 31 2020	As at December 31 2019
	$	$
Assets
Current assets
Cash	19,412	5,017
Other receivables (note 5)	-	4,144
Prepaid expenses	14,261	25,000
Total current assets	33,673	34,161

Total assets	33,673	34,161
Liabilities
Current liabilities
Accounts payable and accrued liabilities (notes 7 and 8)	1,666,791	2,780,514
Government assistance (note 21)	60,000	-
Payable to Aquila Resources Inc. (note 6)	161,294	161,294
Loan payable (note 9)	150,000	150,000
Debentures (note 10)	615,795	961,788
Total current liabilities	2,653,880	4,053,596
Liabilities related to abandoned subsidary (note 20)	180,647	180,647
Total liabilities	2,834,527	4,234,243
Equity (deficiency)
Share capital (note 11)	5,787,147	5,470,659
Option reserve (note 13)	223,787	148,887
Warrant reserve (note 12)	296,198	485,743
Deficit	(9,107,986)	(10,305,371)
Total deficiency	(2,800,854)	(4,200,082)
Total liabilities and deficiency	33,673	34,161

Nature of Operations and Going Concern

(note 1) Commitments and Contingencies

(note 19) Subsequent Event (note 23)

The accompanying notes are an integral part of these annual consolidated financial statements.

Approved by the Board

Signed: “Ross Orr”	Signed: “Jay Richardson”
Director	Director

4

BacTech Environmental Corporation

Annual Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(Expressed in Canadian dollars, unless otherwise stated)

	Year ended December 31
	2020	2019
	$	$
Expenses
Operating and administrative costs (note 15)	295,373	522,459
Finance charges (note 16)	222,233	293,600
Project expenditures	4,085	14,564
Total expense	521,691	830,623
Other Expense (Income)
Gain from forgiveness of debt (Note 8)	(1,219,674)	-
Gain from debenture conversion (Note 8 and 11(iii))	(163,162)	-
License fee	-	(20,000)
Net income (loss) for the year from continuing operations	861,145	(810,623)

Discontinued Operations (Note 20)
Loss from discontinued operations	-	(273,988)
Net income (loss) and comprehensive income (loss) for the year	861,145	(1,084,611)
Basic and diluted income (loss) per share (note 14)	0.01	(0.01)
Weighted average number of common shares Outstanding (note 14)	108,569,525	98,769,034

The accompanying notes are an integral part of these annual consolidated financial statements.

5

BacTech Environmental Corporation

Annual Consolidated Statements of Changes in Equity (Deficiency)

(Expressed in Canadian dollars, unless otherwise stated)

	Share	Share	Option	Warrant		Total
	Capital	Capital	Reserve	Reserve	Deficit	Equity
	#	$	$	$	$	$
Balance, December 31, 2018	96,903,756	5,411,894	180,715	425,370	(9,268,018)	(3,250,039)
Shares issued pursuant to private placement (note 11(i))	4,250,000	60,800	-	24,200	-	85,000
Warrants issued pursuant to debenture financing (note 10(e))	-	-	-	14,800	-	14,800
Warrants issued pursuant to debenture extension (note 10(a))	-	-	-	36,803	-	36,803
Expired warrants	-	-	-	(15,430)	15,430	-
Expired options	-	-	(31,828)		31,828	-
Share issue costs	-	(2,035)	-	-	-	(2,035)
Net loss for the year	-	-	-	-	(1,084,611)	(1,084,611)
Balance, December 31, 2019	101,153,756	5,470,659	148,887	485,743	(10,305,371)	(4,200,082)
Shares issued pursuant to private placement (note 11(ii))	4,266,667	34,150	-	29,850	-	64,000
Shares issued pursuant to private placement (note 11(iv))	3,333,333	65,880	-	-	-	65,880
Shares issued pursuant to debenture conversion (note 11(iii))	8,160,616	244,819	-	-	-	244,819
Warrants issued pursuant to debenture extension (note 10(a), (b) (d) and (e))	-	-	-	116,845	-	16,845
Share issue costs	-	(28,361)	-	-	-	(28,361)
Share based payments (note 13)	-	-	74,900	-	-	74,900
Expired warrants	-	-	-	(336,240)	336,240	-
Net income for the year	-	-	-	-	861,145	861,145
Balance, December 31, 2020	116,914,372	5,787,147	223,787	296,198	(9,107,986)	(2,800,854)

The accompanying notes are an integral part of these annual consolidated financial statements.

6

BacTech Environmental Corporation

Annual Consolidated Statements of Cash Flows

(Expressed in Canadian dollars, unless otherwise stated)

	Year ended December 31 2020	Year ended December 31 2019
	$	$
Cash flow from operating activities
Cash paid to suppliers, employees and consultants	(147,124)	(166,048)
Net cash used in discontinued operations	-	(87,800)
Net cash used in operating activities from continuing operations	(147,124)	(253,848)
Cash flow from financing activities
Gross proceeds Government Assistance	60,000	-
Gross proceeds from debenture financing	-	150,000
Gross proceeds from private placements	129,880	85,000
Share issue costs from financings	(28,361)	(2,035)
Net cash provided by financing activities	161,519	232,965
Increase (decrease) in cash	14,395	(20,883)
Cash, beginning of the year	5,017	25,900
Cash, end of the year	19,412	5,017

The accompanying notes are an integral part of these annual consolidated financial statements.

7

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

1. Nature of Operations and Going Concern

BacTech Environmental Corporation (the “Company” or “BEC”) was incorporated by REBgold Corporation (“REBgold” and formerly BacTech Mining Corporation) on October 5, 2010 under the Canada Business Corporations Act. REBgold completed a divisive reorganization by way of a Plan of Arrangement whereby a newly formed subsidiary, the Company, was granted rights and interests in REBgold’s existing and proposed tailings remediation projects and an exclusive, perpetual, royalty-free license to use REBgold’s proprietary bioleaching technology for reclamation of historic mine tailings. REBgold retained the primary rights to the bioleaching technology. The technology utilizes bacteria to extract precious and base metals and has been traditionally used to treat difficult-to-treat sulphide ores and concentrates. During the year ended December 31, 2013, REBgold amalgamated with Aquila Resources Inc. and is hereinafter referred to as “Aquila”.

The business plan for the Company is to apply bioleaching technology to abatement and reclamation projects to remove the harmful elements such as arsenic and sulphur from the environment, where this can be assisted by a positive cash flow from metal recovery. Examples of metals which could potentially be extracted include gold, silver, cobalt, nickel, copper, uranium and zinc. The Company’s head office is located at 37 King Street East, Suite 409, Toronto, Ontario, M5C 1E9.

The accompanying annual consolidated financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

The Company has no sources of recurring revenue, has realized net income of $861,145, which was mainly due to the one time/non-recurring forgiveness of accrued management salary and fees of $1,219,674 (refer to Note 8) during the year ended December 31, 2020, has a working capital deficit of $2,620,207 at December 31, 2020, has past due loans and debentures and is dependent on financings to fund its operations. The ability of the Company to continue as a going concern is dependent upon the continuing financial support of shareholders or other investors, obtaining new financing on commercial terms acceptable to the Company to enable it to monetize its intellectual property assets, and upon attaining profitable operations once such assets can be monetized, all of which outcomes are materially uncertain and which, taken together, cast significant and substantial doubt over the ability of the Company to continue as a going concern. These annual consolidated financial statements do not include any adjustments to the carrying values of the Company’s assets, liabilities, and expenses and the related statement of financial position and statement of loss classifications that would be necessary if the going concern assumption were inappropriate. Such adjustments have not been quantified by management but could be material.

The Company funded its operations for the year ended December 31, 2020 from existing cash, accounts receivable, two equity private placements for gross proceeds of $129,880 and a government assistance loan of $60,000. The Company does not have sufficient cash reserves to fund its administrative costs and fund any project development initiatives for the coming twelve month period, nor to repay its liabilities to trade creditors and debt holders. These matters represent material uncertainties that cast significant and substantial doubt about the Company’s ability to continue as a going concern. Management is actively involved in identifying reclamation and abatement ventures amenable to the application of the Company’s technology license, and in seeking new equity financing to enable it to service the Company’s liabilities and its ongoing administrative costs. There can be no assurance that the Company will be successful in these initiatives.

8

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

1. Nature of Operations and Going Concern - continued

COVID-19 Pandemic

The Company is subject to various market, political and regulatory constraints as a result of the COVID- 19 situation and additional business and financial risks that may result therefrom. The duration of the COVID-19 outbreak and the resultant travel restrictions, social distancing, Government response actions, business closures and disruptions, can all have an impact on the Issuer’s operations and access to capital. There can be no assurance that the Issuer will not be impacted by adverse consequences that may be brought about by the COVID-19 pandemic on global financial markets, share prices and financial liquidity and that may severely limit the financing capital available to the Company. While it appears that the pandemic is continuing longer than might originally have been expected, adaptation to the new requirements of a pandemic affected world seems generally to be taking place. The suggestion of relatively near term availability of vaccines appears to raise hopes of a gradual return to more normal conditions progressively through 2021.

2. Basis of Consolidation and Presentation

Statement of Compliance with International Financial Accounting Standards (“IFRS”) Statement of Compliance

These annual consolidated financial statements have been prepared in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations of the IFRS Interpretations Committee (“IFRIC”) effective December 31, 2020.

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

These consolidated financial statements were authorized for issuance by the Board of Directors of the Company on April 29, 2021.

Basis of Preparation and Presentation

These annual consolidated financial statements have been prepared on a historical cost basis except for the revaluation of certain financial instruments. In addition, these annual consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.

The annual consolidated financial statements are presented in Canadian dollars, which is also the Company’s functional currency.

Basis of Consolidation

These annual consolidated financial statements comprise the financial statements of the Company and its subsidiary, Empresa Minera Ambiental BacTech S.A. incorporated in Bolivia. Accounting policies of the subsidiary have been changed where necessary to ensure consistency with the policies adopted by the Company.

Intercompany balances and transactions, including unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the annual consolidated financial statements.

9

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

2. Basis of Consolidation and Presentation - continued

Measurement Uncertainty

The preparation of these annual consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual outcomes could differ from these estimates. These annual consolidated financial statements include estimates that, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods, if the revision affects both current and future periods. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

3. Significant Accounting Policies

Critical Judgements and Estimation Uncertainties

The preparation of consolidated financial statements in conformity with IFRS requires the Company’s management to make judgments, estimates and assumptions about future events that affect the amounts reported in the consolidated financial statements and related notes to the financial statements. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results may differ from those estimates and these differences could be material.

The areas which require management to make significant judgments, estimates and assumptions in determining carrying values include, but are not limited to:

-	Assets’ carrying values and impairment charges:

In the determination of carrying values and impairment charges, management looks at the higher of recoverable amount and fair value less costs to sell in the case of assets and at objective evidence of significant or prolonged decline of fair value on financial assets indicating impairment. These determinations and their individual assumptions require that management make a decision based on the best available information at each reporting period.

-	Impairment of deferred assessment and evaluation costs:

While assessing whether any indications of impairment exist for deferred assessment and evaluation assets, consideration is given to both external and internal sources of information. Information the Company considers includes changes in the market, economic and legal environment in which the Company operates that are not within its control that could affect the recoverable amount of assessment and evaluation assets. Internal sources of information include the manner in which assessment and evaluation assets are being used or are expected to be used and indications of expected economic performance of the assets. Estimates may include, but are not limited to, estimates of the discounted future after-tax cash flows expected to be derived from the Company’s properties, costs to sell the properties, and the appropriate discount rate. Reductions in metal price forecasts, increases in estimated future costs of production, increases in estimated future capital costs, reductions in the amount of recoverable mineral reserves and mineral resources (neither of which the Company presently has) and/or adverse current economics can result in a write-down of the carrying amounts of the Company’s deferred assessment and evaluation assets.

10

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

3. Significant Accounting Policies - continued

Critical Judgements and Estimation Uncertainties - continued

-	Estimation of decommissioning and restoration costs and the timing of expenditure:

The cost estimates are updated annually to reflect known developments, (e.g. revisions to cost estimates and to the estimated lives of operations) and are subject to review at regular intervals. Decommissioning, restoration and similar liabilities are estimated based on the Company’s interpretation of current regulatory requirements and constructive obligations are measured at their estimated fair value. Fair value is determined based on the net present value of estimated future cash expenditures for the settlement of decommissioning, restoration or similar liabilities that may occur upon decommissioning of a mine. Such estimates are subject to change based on changes in laws and regulations and negotiations with regulatory authorities.

-	Taxes, income taxes and deferred taxes:

The Company is subject to income and other taxes in various jurisdictions. Significant judgment is required in determining the Company’s provisions for taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. The determination of the Company’s income and other tax liabilities requires interpretation of complex laws and regulations often involving multiple jurisdictions. The Company’s interpretation of taxation law as applied to transactions and activities may not coincide with the interpretation of the tax authorities. All tax filings are subject to audit and potential reassessment subsequent to the financial statement reporting period. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the tax related accruals and deferred income tax provisions in the period in which such determination is made. Any estimates for value added and withholding taxes have been included in accounts payable and accrued liabilities.

-	Share-Based Payments:

Management determines costs for share-based payments using market-based valuation techniques. The fair value of the market-based and performance-based share awards are determined at the date of grant using generally accepted valuation techniques. Assumptions are made and judgment used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price, expected dividend yield, future employee turnover rates and future employee stock option exercise behaviors and corporate performance. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates.

-	Assets and liabilities held for sale and Discontinued operations

The Company applied judgment in the application of its accounting policies in determining that the dissolution of the subsidiary (Note 20) December 31, 2020 and 2019.

-	Commitments and Contingencies refer to Note 19.

11

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

3. Significant Accounting Policies - continued

Foreign Currency Translation

The Company has determined that its operations and those of its subsidiary occur primarily in an economic environment where the functional currency is the Canadian dollar. Transactions in foreign currencies are translated to the functional currency at exchange rates in effect at the dates of the transactions. Monetary assets and liabilities denominated in a currency other than the Canadian dollar are translated into Canadian dollars at the exchange rate as at the end of the reporting period. Non-monetary assets and liabilities are translated at historical exchange rates at the transaction date. Depreciation is translated at historical exchange rates at the transaction date. The calculated exchange gains and losses are included in net loss for the year.

Environmental Liability, Contingency, and Other Provisions

A provision is recognized when the Company has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation, and the amount of the obligation can be reliably estimated. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

A legal or constructive obligation to incur restoration, rehabilitation, or environmental costs may arise when environmental disturbance is caused by the exploration, development, or ongoing production of a mineral property interest. Such costs, discounted to their net present value, are provided for and capitalized to the carrying amount of the asset as soon as the obligation to incur such costs arises. Discount rates using a pretax rate that reflects the time value of money are used to calculate the net present value. These costs are charged against net loss over the economic life of the related asset, through depreciation using either a unit- of-production or the straight-line method, as appropriate. The related liability is adjusted for each period for the unwinding of the discount rate and for changes to the current market-based discount rate, amount or timing of the underlying cash flows needed to settle the obligation. As at December 31, 2020 and 2019, no such material obligation has been identified.

Impairment of Assets

At the end of each reporting period, the Company reviews the carrying amounts of its non-financial assets and its deferred assessment and evaluation costs to determine whether there is any indication that those assets have suffered an impairment loss. Where such an indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. The recoverable amount is the higher of an asset’s fair value less cost to sell and its value in use. Fair value is determined as the reasonable amount that would be obtained from the asset’s arm’s length sale. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market conditions of the time value of money and the specific asset’s risks. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount is reduced to its recoverable amount and an impairment loss is recognized in profit or loss. To test impairment, assets are allocated to cash-generating units to which the exploration activity relates. For an asset that does not generate cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the new estimated net recoverable amount. The new carrying amount will not be greater than the carrying amount that would have existed if no impairment loss had been recognized in prior years. A reversal of an impairment loss is recognized in profit or loss.

12

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

3. Significant Accounting Policies - continued

Financial Instruments

Classification

The Company classifies its financial instruments in the following categories: at fair value through profit and loss (“FVTPL”), at fair value through other comprehensive income (loss) (“FVTOCI”) or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or if the Company has opted to measure them at FVTPL.

Measurement

Financial assets at FVTOCI

Elected investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently, they are measured at fair value, with gains or losses recognized in other comprehensive loss. The Company does not have any assets or liabilities measured at FVTOCI.

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively. Financial assets and liabilities measured at amortized cost are subsequently measured at the end of each reporting period of amortized cost using the effective interest rate (“EIR”) method. Amortized cost is calculated by taking into account any discounts to premiums on acquisitions and any fees or costs that are an integral part of the EIR. The EIR amortization is included in accretion in the consolidated statements of loss.

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the consolidated statements of comprehensive loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the consolidated statements of loss. The Company does not have any assets or liabilities measured at FVTPL.

Impairment of financial assets at amortized cost

The Company’s only financial asset subject to impairment are the receivables, which are measured at amortized cost. The Company recognizes an allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve-month expected credit losses. The Company shall recognize in the consolidated statements of comprehensive loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

13

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

3. Significant Accounting Policies - continued

Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the consolidated statements of loss.

Financial liabilities

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. Generally, the difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statements of loss.

Exploration and Development Activities

Deferred assessment and evaluation costs include the direct costs related to mineral properties, including costs of acquiring mining properties and deferred exploration and development costs. These costs are capitalized and accumulated on a property by property basis and will be depreciated on the unit of production method based upon estimated proven and probable mineral reserves, or written off if the properties are abandoned or the carrying value is determined to be in excess of possible recoverable amounts. Costs for general exploration prior to obtaining legal rights to explore the subject property are expensed as incurred.

Loss per Share

The Company presents basic and diluted loss per share data for its common shares, calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted loss per share is determined by adjusting the loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all warrants, options, and convertible debentures outstanding that may add to the total number of common shares unless their effect would be anti-dilutive.

Share Based Payments, Option Reserve and Warrant Reserve

The fair values of employee share option plan issuances are measured at the date of grant of the options using the Black-Scholes pricing model, taking into consideration the terms and conditions upon which the options were granted. The resulting cost, as adjusted for the expected and actual level of vesting of the options, is charged to income over the period in which the options vest. At the end of each reporting period before vesting, the cumulative expense is calculated, representing the extent to which the vesting period has expired and management’s best estimate of the number of equity instruments that will ultimately vest. Equity-settled share-based payment transactions with parties other than employees are measured at fair value of the goods or services received, except where the fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments grants, measured at the date the entity obtains the goods or the counterparty renders the service. The value of options outstanding is recorded in the option reserve. The value of expired options is transferred to deficit. The value of warrants outstanding is recorded in the warrant reserve. The value of expired warrants is transferred to deficit.

14

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

3. Significant Accounting Policies - continued

Income Taxes

Income tax on the net loss for the years presented comprises current and deferred tax. Current income tax expense is the expected tax payable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regard to previous periods. Deferred income tax is provided using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

No deferred income tax is recognized for temporary differences arising from the initial recognition of assets or liabilities that affect either accounting or taxable profit or loss.

The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted that are expected to be applied to taxable income in the years in which the temporary differences are expected to be recovered or settled.

A deferred income tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, it provides a valuation allowance against that excess.

Investment Tax Credits

The Company claims research and development deductions and related investment tax credits for income tax purposes based on management’s interpretation of the applicable legislation under The Canadian Income Tax Act. These claims are subject to review by the Canada Revenue Agency.

The investment tax credits recoverable are comprised of federal and provincial investment tax credit claims with respect to qualifying scientific research and development expenditures incurred by the Company. The benefit to these investment tax credits is accrued when there is reasonable assurance that the credits will be realized. The amount recoverable is deducted from the related project expenditures on the consolidated statements of loss and comprehensive loss.

Cash

Cash comprises cash in bank and in hand.

Discontinued Operations

Non-current assets are classified as held for sale if their carrying amounts will be recovered through a transaction or disposed by dissolution rather than through continuing use. This condition is met when the sale or dissolution is highly probable, the asset is available for immediate sale or disposal in its present condition and the sale or disposal is expected to be completed within one year from the date of classification. Events or circumstances may extend the period to complete the sale beyond one year. An extension of the period required to complete a sale does not preclude an asset (or disposal group) from being classified as held for sale if the delay is caused by events or circumstances beyond the entity’s control and there is sufficient evidence that the entity remains committed to its plan to sell the asset (or disposal group).

15

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

3. Significant Accounting Policies - continued

Non-current assets and disposal groups are classified and presented as discontinued operations if the assets or disposal groups are disposed of or classified as held for sale and:

• the assets or disposal groups are a major line of business or geographical area of operations;

• the assets or disposal groups are part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations; or

• the assets or disposal groups are a subsidiary acquired solely for the purpose of resale.

The assets or disposal groups that meet these criteria are measured at the lower of the carrying amount and fair value less cost of disposal, with impairments recognized in the consolidated statement of loss and comprehensive loss. An impairment loss is recognized for any initial or subsequent write-down of the asset or disposal group to fair value less costs to dispose. Non-current assets and liabilities held for sale are presented separately in current assets and liabilities within the consolidated statement of financial position. Assets held for sale are not depreciated, depleted or amortized. The comparative period consolidated statement of financial position is not restated.

The results of discontinued operations are shown separately in the consolidated statements of loss and comprehensive loss and cash flows and comparative figures are restated.

4. Adoption and Future Changes in Accounting Standards

Certain pronouncements were issued by the IASB that are mandatory for accounting years on or after January 1, 2020 or later years. Many are not applicable or do not have significant impact on the Company and have been excluded. The following standard is likely to apply to the Company, has not yet been adopted and is being evaluated to determine its impact.

IAS 1 – Presentation of Financial Statements (“IAS 1”) was amended in January 2020 to provide a more general approach to the classification of liabilities under IAS 1 based on the contractual arrangements in place at the reporting date. The amendments clarify that the classification of liabilities as current or noncurrent is based solely on a company’s right to defer settlement at the reporting date. The right needs to be unconditional and must have substance. The amendments also clarify that the transfer of a company’s own equity instruments is regarded as settlement of a liability, unless it results from the exercise of a conversion option meeting the definition of an equity instrument. The amendments are effective for annual periods beginning on January 1, 2023.

IAS 37 – Provisions, Contingent Liabilities, and Contingent Assets (“IAS 37”) was amended. The amendments clarify that when assessing if a contract is onerous, the cost of fulfilling the contract includes all costs that relate directly to the contract – i.e. a full-cost approach. Such costs include both the incremental costs of the contract (i.e. costs a company would avoid if it did not have the contract) and an allocation of other direct costs incurred on activities required to fulfill the contract – e.g. contract management and supervision, or depreciation of equipment used in fulfilling the contract. The amendments are effective for annual periods beginning on January 1, 2022.

16

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

4. Adoption and Future Changes in Accounting Standards - continued

IFRS 3 – Business Combinations (“IFRS 3”) was amended. The amendments introduce new exceptions to the recognition and measurement principles in IFRS 3 to ensure that the update in references to the revised conceptual framework does not change which assets and liabilities qualify for recognition in a business combination. An acquirer should apply the definition of a liability in IAS 37 – rather than the definition in the Conceptual Framework – to determine whether a present obligation exists at the acquisition date as a result of past events. For a levy in the scope of IFRIC 21, the acquirer should apply the criteria in IFRIC 21 to determine whether the obligating event that gives rise to a liability to pay the levy has occurred by the acquisition date. In addition, the amendments clarify that the acquirer should not recognize a contingent asset at the acquisition date. The amendments are effective for annual periods beginning on January 1, 2022

Adoption of Accounting Standards

The Company has adopted IAS 1 that has been revised to incorporate a new definition of “material” and IAS 8 - Accounting Policies, Changes in Accounting Estimates and Errors, has been revised to refer to this new definition in IAS 1. The amendments were effective for annual years beginning on or after January 1, 2020. This adoption does not have a material effect on the Company.

5. Other Receivables

Other receivables consist of the following:

	December 31 2020	December 31 2019
	$	$
Sales tax receivable	-	4,114
Total other receivables	-	4,114

17

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

6. Payable to Aquila Resources Inc.

	December 31 2020	December 31 2019
	$	$
Plan of Arrangement loan	69,823	69,823
Net accruals/receivables	9,471	9,471
Aquila Debenture payable	82,000	82,000
Total Payable to Aquila Resources Inc.	161,294	161,294

The balance is unsecured, non-interest bearing, and is due on demand.

Under the Plan of Arrangement (“Arrangement”) completed with Aquila, the Company assumed 20% of Aquila Resources Inc.’s (“Aquila”) debenture payable obligation which consisted of 43 $10,000 unsecured convertible debentures, initially maturing on October 13, 2011, but extended to April 13, 2015 over a series of extension agreements, with an interest rate of 18% per year payable semi-annually. The Company is obligated to pay the principal portion to Aquila which is $82,000 plus 20% of the interest accrued from December 2, 2010. The Debenture has reached its maturity date and Aquila has repaid the debenture obligation to the debenture holders.

7. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following as at:

	December 31 2020	December 31 2019
	$	$
Trade payables	266,671	586,185
Sales tax payable	10,012	-
Accrued liabilities - other	1,320,598	949,966
Accrued liabilities - related parties	69,510	1,244,363
Total	1,666,791	2,780,514

Included in accrued liabilities are certain liabilities totaling approximately $163,000, that due to the length of time passed since the Company recorded them, are considered uncollectable by the vendor and the Company is not expecting to pay.

The amounts owing to related parties are unsecured, non-interest bearing and due on demand.

18

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

8. Related Party Transactions

In accordance with IAS 24, key management personnel are those having authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly, including any directors (executive and non-executive) of the Company. Related party transactions are in the normal course of business and are recorded at the amount agreed to between the parties.

Related party transactions consist of the following for the year ended:

	December 31 2020	December 31 2019
	$	$
Salaries and management fees	80,250	285,000
Share based payments	60,000	3,000
Total	140,250	288,000

Included in accounts payable and accrued liabilities is $69,510 due to related parties at December 31, 2020 (December 31, 2019 - $1,244,363). Please refer to additional related party transactions in Share Capital Note 11 for additional related party transactions.

The officers and a consultant of the Company forgave the debts owing to them from accrued salaries and management fees effective June 30, 2020. As a result, no salaries or fees were earned in the first six months up to June 30, 2020 and all related debts owning to then from accrued salaries from previous years were written down to $Nil, and presented as gain from forgiveness of debt on the Statement of Income (Loss)

9. Loan Payable

On January 20, 2015, the Company arranged for a loan from a third party. The purpose of the loan was to provide working capital for future exploration and development projects.

The terms of the loan payable are as follows; (i) Total amount available of loan is $150,000, (ii) bonus shares of 200,000 common shares of the Company for every $50,000 tranche, up to a total of 600,000 common shares can be issued if the full amount is drawn down, (iii) a 1% Net Profit Interest (“NPI”) in a future remediation project, and (iv) earns interest at a rate of 12% per annum. The loan was due 120 days from the date of the first advance which was May 20, 2015. If the loan is not repaid at maturity or reorganized, interest will be 1.5% per month compounded. The loan has not been repaid and continues to accrue interest. The 600,000 common shares have not been issued and the value of the shares is included in accounts payable and accrued liabilities on the annual consolidated statement of financial position.

19

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

10. Debentures

Debentures consist of the following as at:

	December 31 2020	December 31 2019
	$	$
Debentures with Bonus Interest (a)	354,635	436,887
Debentures with warrant and Net Smelter Return (“NSR”) (b)	-	200,000
Debenture with NSR with a maturity date of November 29, 2019 (c)	86,400	100,000
Debenture with NSR with a maturity date of May 14, 2020 (d)	65,470	79,835
Debentures with warrant with maturity of May 1, 2020 (e)	109,290	145,066
Total	615,795	961,788
Less Current Portion	615,795	961,788
Total Long Term Portion	-	-

(a)	Debentures with Bonus Interest

Between April 19, 2017 and June 26, 2017, BacTech completed three tranches of a debenture financing for gross proceeds of $445,000 and accompanied by the issuance of 1,780,000 common shares which are included as a bonus equity interest. The debentures have a 2-year term and pay 12% interest annually. The debenture included a 20% common stock bonus interest payment (issued at $0.05 per share). For example, a $10,000 debenture would be accompanied by 40,000 common shares of BacTech, subject to a 4-month restriction on resale from the date of closing.

The fair value of the bonus shares was determined by reference to the trading prices of the Company’s common shares on the date the tranches were closed. The Company issued 1,780,000 common shares in connection with the debenture financing with an aggregate value of $70,100. Transaction costs included a cash commission of $8,400 and 84,000 broker warrants that have expired unexercised during the year ended December 31, 2019. Each broker warrant entitled the holder to purchase one common share at an exercise prices of $0.10 for a period of 12 months and were valued at $350. The aggregate transaction cost, which included the bonus shares, cash commission and warrants, was recorded against the debenture and is being amortized over the life of the debenture and shown as accretion expense.

For the debenture holders that have reached their maturity date in fiscal 2019, the Company requested that the debenture holders extend the term of the debentures for an additional 12 months. In consideration of the extension of the maturity date, the Company has offered to issue a common share purchase warrant allowing the debenture holders to purchase a common share of the Company at five cents for a period of three years for each $0.05 of debenture held. In fiscal 2020, $20,000 of the debenture holders formally accepted the terms to extend the maturity date. A total of 496,000 warrants were issued at a value of $6,072 (Note 12).

These costs are being amortized through accretion expenses and loss of modification of debenture. On August 20, 2020, an arm’s length debenture holder agreed to convert $87,500 face value of debentures and the related accrued interest at $0.05 per share. This transaction resulted in the issuance of 3,083,352 common shares and reduced $154,168 in debenture and interest owing. For further information on the debenture conversion refer to Share Capital note 11(iii). The face value of the outstanding debenture is $357,500 on December 31, 2020 (2019 - $445,000).

20

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

10. Debentures - continued

	December 31 2020	December 31 2019
	$	$
Face value of debentures	445,000	445,000
Transactions costs allocated to debentures	(78,850)	(78,850)
Cost of extension of maturity date	(42,878)	(36,803)
Loss on modification of debenture	14,409	14,409
Accumulated accretion	104,454	93,131
Redemptions	(87,500)	-
Balance	354,635	436,887

(b)	Debentures with Warrants and Net Smelter Royalty

Between August 14, 2017 and September 22, 2017, BacTech completed two tranches of a debenture financing for one debenture holder for gross proceeds of $200,000. The debentures were accompanied by the issuance of 1,666,760 common share purchase warrants and NSR of 0.834% on project in Bolivia. The debenture has a 2-year term and pays 12% interest annually.

The fair value of the common share purchase warrants was determined by reference to the fair market value of the warrants issued in connection with the debenture financing with an aggregate value of $73,700 (note 12). Each warrant entitles the holder to purchase one common share at an exercise price of $0.05 for a period of 5 years from the date of issue. The NSR was estimated to have a fair value of $Nil. The aggregate value of the transaction costs which includes the warrants is recorded against the debenture and is being amortized over the life of the debenture.

On August 20, 2020, an arm’s length debenture holder agreed to convert $200,000 face value of debentures and the related accrued interest at $0.05 per share. This transaction resulted in the issuance of 5,076,264 common shares and reduced $253,863 in debenture and interest owing. For further information on the debenture conversion refer to Capital note 11(iii). The face value of the outstanding debenture is $Nil on December 31, 2020 (2019 - $200,000).

	December 31 2020	December 31 2019
	$	$
Face value of debentures	200,000	200,000
Transactions costs allocated to debentures	(73,700)	(73,700)
Accumulated accretion	73,700	73,700
Redemptions	(200,000)	-
Balance	-	200,000

21

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

10.       Debentures - continued

(c)	Debenture with Net Smelter Royalty with maturity date of November 29, 2019

On November 29, 2017, BacTech completed a debenture financing for one debenture holder for gross proceeds of $100,000. The debenture was accompanied by the issuance of 400,000 common shares which are included as a bonus equity interest and NSR of 0.50% in relation to the project in Bolivia. The debenture has a 2-year term and pays 12% interest annually.

The fair value of the bonus shares was determined by reference to the trading prices of the Company’s common shares on the date the financing closed. The Company issued 400,000 common shares in connection with the debenture financing with an aggregate value of $18,000. The NSR was estimated to have a fair value of $Nil. The aggregate value of the transaction costs which includes the bonus shares is recorded against the debenture and is being amortized over the life of the debenture.

The debenture holder reached their maturity date in fiscal 2019. The Company requested that the debenture holder extend the term of the debentures .. In consideration of the extension of the maturity date, the Company has offered to issue a common share purchase warrant allowing the investor to purchase a common share of the Company at five cents for a period of three years for each $0.05 of debenture held. In fiscal 2020, the debenture holder formally accepted the terms to extend the maturity date. A total of 2,480,000 warrants were issued at a value of $21,300 (note 12). The face value of the outstanding debenture is $100,000 on December 31, 2020 (2019 - $100,000).

	December 31 2020	December 31 2019
	$	$
Face value of debentures	100,000	100,000
Transactions costs allocated to debentures	(18,000)	(18,000)
Cost of extension of maturity date	(21,300)	-
Accumulated accretion	25,700	18,000
Balance	86,400	100,000

(d)	Debentures with Net Smelter Royalty with maturity date of May 14, 2020

On May 14, 2018, the Company closed the final tranche of its debenture financing for gross proceeds of $85,000. The debentures were accompanied by the issuance of 340,000 common shares which are included as a bonus equity interest and a Net Smelter Royalty of 2.5% in relation to the Company’s Telamayu Tailings project. The debenture has a 2-year term and pays 12% interest annually. The 340,000 common shares issued in this tranche were with a 4-month hold.

22

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

10. Debentures - continued

The fair value of the bonus shares was determined by reference to the trading prices of the Company’s common shares on the date the financing closed. The Company issued 340,000 common shares in connection with the debenture financing with an aggregate value of $11,900. Transaction costs included a cash commission of $6,800 and 170,000 broker warrants (note 12). Each broker warrant entitles the holder to purchase one common share and one new warrant at an exercise price of $0.05 for a period of 24 months from the date of closing the debenture and are valued at $8,890 (note 12). Each new warrant entitles the holder to purchase one common share at a price of $0.05 per new warrant for a period of 24 months from the date of closing the debenture. The NSR was estimated to have a fair value of $Nil. The aggregate value of the transaction costs which includes the bonus shares, commission and broker warrants is recorded against the debenture and is being amortized over the life of the debenture.

The debenture holders reached their maturity date in fiscal 2020. The Company requested that the debenture holders extend the term of the debentures . In consideration of the extension of the maturity date, the Company has offered to issue a common share purchase warrant allowing the investor to purchase a common share of the Company at $0.05 for a period of two years for each $0.05 of debenture held. In fiscal 2020, the debenture holders formally accepted the terms to extend the maturity date . A total of 2,108,000 warrants were issued at a value of $28,400 (note 12). The face value of the outstanding debenture is $85,000 on December 31, 2020 (2019 - $85,000).

	December 31 2020	December 31 2019
	$	$
Face value of debentures	85,000	85,000
Transactions costs allocated to debentures	(27,590)	(27,590)
Cost of extension of maturity date	(28,400)	-
Accumulated accretion	36,460	22,425
Balance	65,470	79,835

(e)	Convertible Debentures with Warrants

On May 1, 2019, the Company closed a $150,000 Senior Bridge Debenture. The Senior Bridge Debenture is for one year and will pay 12% interest on redemption. In addition, the Company will issue a total of 1,500,000 common share purchase warrants with a two-year term would allow the holder to buy additional shares at $0.05 per share. The Senior Bridge Debentures are convertible at a price of $0.03 at the option of the debenture holder.

The fair value of the common share purchase warrants was estimated using the Black-Scholes valuation model to be of $14,800 (note 12). Each warrant entitles the holder to purchase one common share at an exercise price of $0.05 for a period of 2 years from the date of issue. The aggregate value of the transaction costs which includes the warrants is recorded against the debenture and is being amortized over the life of the debenture.

23

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

10. Debentures - continued

The debenture holders reached their maturity date in fiscal 2020. The Company requested that the debenture holders extend the term of the debentures. In consideration of the extension of the maturity date, the Company has offered to issue a common share purchase warrant allowing the investor to purchase a common share of the Company at $0.05 for a period of two years for each $0.05 of debenture held. In fiscal 2020, the debenture holders formally accepted the terms to extend the maturity date. A total of 3,360,000 warrants were issued at a value of $61,070 (Note 12). See subsequent note for redemption of $75,000 of this convertible debenture. The face value of the outstanding debenture is $150,000 on December 31, 2020 (2019 - $150,000).

	December 31 2020	December 31 2019
	$	$
Face value of debentures	150,000	150,000
Transactions costs allocated to debentures	(14,800)	(14,800)
Cost of extension of maturity date	(61,070)	-
Accumulated accretion	35,160	9,866
Balance	109,290	145,066

11. Share Capital

Authorized share capital is made up of unlimited common shares without par value:

(i)	On July 26, 2019, the Company completed a private placement for total gross proceeds of $85,000 through the issue of 4,250,000 units at a price of $0.02 per unit. Each unit consisted of one common share of the Company and one-half of one common share purchase warrant exercisable at $0.05 for 2 years. The fair value of common share purchase warrants issued in this placement was estimated at $24,200 using the Black-Sholes option pricing model (see note 12).

A family member of a director of the Company participated in the financing for $10,000 (refer to Note 8).

(ii)	On February 13, 2020 and March 20, 2020, the Company completed a private placement for total gross proceeds of $64,000 through the issue of 4,266,667 units at a price of $0.015 per unit. Each unit consisted of one common share of the Company and one full common share purchase warrant exercisable at $0.05 for two years. The fair value of common share purchase warrants issued in this placement was estimated at $29,850 using the Black-Sholes option pricing model (see note 12).

(iii)	On August 20, 2020, the Company completed the redemption of $287,500 debentures plus accrued interest for a total value of $407,981, through the issue of 8,160,616 common shares of the Company at a fair market value of $244,819 based on the market value of the Company’s shares at August 20, 2020. This resulted in a gain on settlement of the debenture of $163,162 for the year ended December 31, 2020.

24

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

11. Share Capital - continued

(iv)	On July 15, 2020, the Company’s Tier 2 Regulation A offering memorandum originally filed on April 2, 2020, with the United States Securities and Exchange Commission (SEC) was qualified. The share price for first tranche is US$0.0150. On September 15, 2020, the Company closed its first tranche for gross proceeds $65,800 (US$50,000) through the issuance of 3,333,333 common shares.

12. Warrant Reserve

The movements in the number and estimated fair value of outstanding broker warrants and share purchase warrants are as follows:

	Year ended December 31, 2020		Year ended December 31, 2019
	Number Outstanding	Weighted Average Exercise Price $	Number Outstanding	Weighted Average Exercise Price $
Balance, beginning of year	33,500,908	0.05	27,004,908	0.05
Issued	12,710,667	0.05	7,221,000	0.05
Exercised	-	-	-	-
Expired	(24,613,148)	0.05	(725,000)	0.10
Balance, end of year	21,598,427	0.05	33,500,908	0.05

The exercise price, expiry date, and the fair value assigned to warrants issued and outstanding as at December 31, 2020 are as follows:

Expiry Date	Weighted Average Exercise Price $	Grant Date Fair Value $	Warrants Outstanding	Remaining Contractual Life (yr)
August 14, 2022	0.05	10,170	333,500	1.62
September 22, 2022	0.05	63,530	1,333,260	1.73
May 1, 2021	0.05	14,800	1,500,000	0.33
July 16, 2021	0.05	24,200	2,125,000	0.54
April 19, 2022	0.05	16,839	1,736,000	1.30
May 12, 2022	0.05	23,004	2,108,000	1.36
February 14, 2022	0.05	14,925	2,133,333	1.12
March 21, 2022	0.05	14,925	2,133,334	1.22
June 25, 2022	0.05	3,035	248,000	1.48
November 28, 2022	0.05	21,300	2,480,000	1.91
May 1, 2022	0.05	60,070	3,360,000	1.33
May 13, 2022	0.05	28,400	2,108,000	1.36
	0.05	295,198	21,598,427	1.25

25

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

12. Warrant Reserve – continued

The fair values of the warrants issued during the year ended December 31, 2020 and year ended December 31, 2019 were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2020	2019
Risk free interest rate	0.36% - 1.32%	1.55%
Expected dividend yield	Nil	Nil
Exercise price	$0.05	$0.05
Share price	$0.01 to$0.02	$0.03-$0.05
Expected volatility	186 -254%	108%-194%
Expected life	2 to 3years	2 to 3 years

Option pricing models require the input of subjective assumptions regarding the expected volatility. Changes in assumptions can materially affect the estimate of fair value, and therefore, use of Black-Scholes option pricing model may not provide a realistic measure of the fair value of the Company’s warrants at the date of issue.

13. Stock Options

The Company has a stock option plan (the “Plan”), under which the Company may grant options to directors, officers, employees, and third party service providers. Under the terms of the Plan that was re- approved by the shareholders on July 18, 2018, the Company is authorized to issue a maximum of 10% of the issued and outstanding shares.

The purpose of the Plan is to attract, retain and motivate directors, officers, and certain third party service providers by providing them with the opportunity to acquire a proprietary interest in the Company and benefit from its growth. The options granted under the Plan are non-assignable, have a term of 5 years and vest over periods of up to two years from the date of issue.

	Year ended December 31, 2020		Year ended December 31, 2019
	Number Outstanding	Weighted Average Exercise Price $	Number Outstanding	Weighted Average Exercise Price $
Balance, beginning of year	4,500,000	0.08	5,500,000	0.08
Granted	2,500,000	0.05	-	-
Expired/Cancelled	-	-	(1,000,000)	0.07
Balance, end of year	7,000,000	0.07	4,500,000	0.08

26

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

13. Stock Options –continued

Options to purchase common shares outstanding at December 31, 2020 carry exercise prices and remaining terms to maturity as follows:

Expiry Date	Weighted Average Exercise Price $	Grant Date Fair Value $	Number of Options Outstanding	Number of Options Exercisable	Remaining Weighted Average Contractual Life (yr.)
March 15, 2021	0.07	63,662	2,150,000	2,150,000	0.20
April 1, 2022	0.07	10,425	300,000	300,000	1.25
October 24, 2022	0.10	70,300	1,900,000	1,900,000	1.81
October 2, 2023	0.07	4,500	150,000	150,000	2.75
August 20, 2030	0.05	74,900	2,500,000	2,500,000	9.64
	0.07	223,787	7,000,000	7,000,000	4.11

For the year ended December 31, 2020, the Company granted 2,500,000 options with a 10 year life and exercise price of $0.05. These stock options were issued to those officers and consultants who forgave accrued salaries and fees for the periods up to and ended June 30, 2020.

During the year ended December 31, 2020, the Company recognized a total share based payment expense of $74,900 from the vesting of options granted. For the year ended December 31, 2019, the Company did not grant new options and did not have any share based payment expenses.

The fair values of the options issued during the year ended December 31, 2020 were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

2020
Risk free interest rate	0.41%
Expected dividend yield	Nil
Exercise price	$0.05
Share price	$0.03
Expected volatility	287%
Expected life	10 years

Option pricing models require the input of subjective assumptions regarding the expected volatility. Changes in assumptions can materially affect the estimate of fair value, and therefore, use of Black-Scholes option pricing model may not provide a realistic measure of the fair value of the Company’s warrants at the date of issue.

14. Income (Loss) per Share

The calculation of basic and diluted income (loss) per share for the year ended December 31, 2020 income attributable to common shareholders of $861,145 (2019 – net loss of $1,084,611) and the weighted average number of common shares outstanding of 108,569,525 (2019 – 98,769,034). The calculation of basic and diluted loss per share for the current and prior year did not include the effect of share purchase options and warrants outstanding as they would be anti-dilutive.

27

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

15. Operating and Administrative

Operating and administrative expense consists of the following:

	Year ended December 31
	2020	2019
	$	$
Salaries and management fees (note 8)	81,755	288,953
Share based payments (note 13)	74,900	-
Professional fees	57,570	72,884
Shareholder information and filing fees	53,600	137,045
Travel	655	10,566
General office expenses	26,366	12,727
Foreign exchange gain/loss	527	284
Total	295,373	522,459

16. Finance Charges

Finance charges consist of the following:

	Year ended December 31
	2020	2019
	$	$
Interest and bank charges	3,720	7,473
Loan payable interest (note (9))	55,500	69,280
Debenture interest (note (10))	104,662	111,601
Accretion expense (note (10))	58,351	105,246
Total	222,233	293,600

28

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

17. Financial Risk Factors

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

The Company has no significant concentration of credit risk arising from operations. Management believes that the credit risk concentration with respect to sales tax receivable is remote.

Liquidity risk

As at December 31, 2020, the Company had a cash balance of $19,412 (December 31, 2019 - $5,017) as against current liabilities of $2,653,880 (December 31, 2019 - $4,234,243). The Company does not have sufficient cash reserves to fund its administrative costs and fund any project development initiatives for the coming twelve month period, and to repay its liabilities to trade creditors and debt holders. Management is actively involved in identifying reclamation ventures amenable to the application of the Company’s technology and in seeking new equity financing to enable it to service the Company’s liabilities and its ongoing administrative costs. There can be no assurance that the Company will be successful in these initiatives.

While the multiple debt conversions and forgiveness have substantially improved the Company’s Statement of Financial Position, its liquidity remains at a parlous low level and it continues to incur costs that will require continued success in additional financings. The addition of the Regulation A mechanism referred to above provides additional source of funding for the Company.

Market risk

(a)	Interest rate risk

The Company has cash earning interest at a variable interest rate, a loan payable and debentures bearing interest at 12% to 18% per annum. The Company’s current policy is to invest excess cash in investment-grade short-term deposit certificates issued by its banking institutions.

(b)	Foreign currency risk

The Company’s functional currency is the Canadian dollar. Major purchases are transacted in Canadian dollars. The Company funds certain operations and administrative expenses using United States dollars. Management believes the foreign exchange risk derived from currency conversions is negligible and therefore does not hedge its foreign exchange risk.

(c)	Price risk

The Company is not exposed to price risk with respect to commodity prices because the Company is not a producing entity.

As at December 31, 2020 and 2019 the Company does not have any financial instruments measured at fair value and that require classification within the fair value hierarchy.

29

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

17. Financial Risk Factors -continued

Classification of financial instruments

Financial assets included in the statement of financial position are as follows. All of the financial assets are reflected at amortized costs, as at:

	December 31 2020	December 31 2019
Financial assets at amortized cost:
Cash	$19,412	$5,017
Other receivables	$-	$4,144

Financial liabilities included in the statement of financial position are as follows. All of the financial liabilities are reflected at amortized costs, as at:

	December 31 2020	December 31 2019
Financial liabilities at amortized cost:
Payable to Aquila Resources Inc.	$161,294	$161,294
Accounts payable and accrued liabilities	$1,666,791	$2,780,514
Government assistance	$60,000	$-
Loan payable	$150,000	$150,000
Debentures	$615,795	$961,788

Fair value

The annual consolidated statements of financial position carrying amounts for cash, receivables and trade payables, approximate fair value due to their short-term nature.

The following provides a description of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

☐	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

☐	Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

☐	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

As at December 31, 2020 and 2019 the Company does not have any financial instruments measured at fair value and that require classification within the fair value hierarchy.

30

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

18. Capital Management

The Company defines capital as shareholders’ equity. The Company’s objective when managing its capital is to restore its deficit to a positive balance in order to provide an adequate return to shareholders by maintaining a sufficient level of funds, in order to support the acquisition, assessment and evaluation, and development of mineral reclamation properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company is currently in the early stages of evaluation and assessment of projects; as such, the Company is dependent on external financing to fund its activities. In order to carry out the assessment and evaluation of the projects and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties, if it feels there is sufficient geologic or economic potential, and if it has adequate financial resources to do so.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. The Company does not have externally imposed capital requirements. The Company’s capital management objectives, policies and processes have remained unchanged during the year ended December 31, 2020 and year ended December 31, 2019, with the exception of the Regulation A mechanism for new financings, discussed above.

The Company is not subject to any capital requirements imposed by a lending institution or regulatory body, other than of the Canadian Securities Exchange (“CSE”). The impact of any violation of CSE policy is not known and is ultimately dependent on the discretion of the CSE.

19. Commitments and Contingencies

Management contract

The Company currently has an employment agreement with the provision of termination and change of control benefits with an officer of the Company. The agreement for the officer provides that in the event that their employment is terminated by the Company other than for cause then the officer shall be entitled to a lump sum payment amount equal to 12 months base salary plus 1 month salary for each year of service, to a max of 36 months base salary. If a change of control were to occur, the officer would be entitled to 2 years of compensation (salary plus bonus), or the equivalent of $450,000. As a triggering event has not taken place, the contingent payments have not been reflected in these annual consolidated financial statements.

Environmental matters

The Company’s exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

31

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

20. Liabilities related to abandoned subsidiary - Bolivia project

On May 24, 2016, BacTech announced that its 98% owned Bolivian subsidiary Empresa Minera Ambiental BacTech S.A. (“EMABSA”), had signed an Association Contract with Corporación Minera de Bolivia (“COMIBOL”), the state mining company of Bolivia. On September 15, 2016, the Bolivian government approved and ratified the agreement.

The ten-year contract called for the environmental remediation and restoration of the “Antigua” tailings and an option on the “Nuevo” tailings, both situated at the Telamayu mill site. The agreement envisions three phases, with the first phase focused on the completion of a technical study on the Antigua tails.

On September 9, 2019, BacTech announced that it will not proceed with the reclamation of the Telamayu tailings project in Bolivia. After completing metallurgical test work on the project and evaluating the economics of the project it was decided that the project would be too difficult to finance. BacTech is abandoning the Bolivian subsidiary which is inactive. Management believes that there will be no impact on the business of the Company and accounts payable amounts will not be pursued by vendors.

As part of the private placements completed in 2017 and 2018, the Company issued a Net Smelter Return Royalty to certain debenture investors on the Bolivia Project. The total NSR issued was 4.73%.

The following liabilities have been included in the Company’s balance sheet.

	December 31 2020	December 31 2019 $
Liabilities related to abandoned subsidary	180,647	180,647

Project expenditures for this entity are included in discontinued operations in the annual consolidated statement of loss for the year ended December 31, 2020 and were $nil (2019 - $273,998).

21. Government assistance

Canada Business Emergency Account

The Company received a $60,000 emergency business loan under the federal government Canada Business Emergency Account (“CEBA”) initiative. In the event the Company repays the $40,000 by December 31, 2022, there will be no interest payable on the loan and the remaining $20,000 would be forgiven. In the event there is a loan balance outstanding on January 1, 2023, the loan would be renewed for a three year term with a fixed annual rate of interest of 5%.

32

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

22. Income Tax

a)	Provision for Income Taxes

Major items causing the Company’s effective income tax rate to differ from the combined Canadian federal and provincial statutory rate of 26.5% (2020 - 26.5%) were as follows:

	2020 $	2019 $
Loss before income taxes	(861,145)	(1,084,611)
Expected income tax recovery based on statutory rate	(228,000)	(287,000)
Adjustment to expected income tax benefit:
Tax rate changes and other adjustments
Non-deductible expenses	-	1,000
Other	(8,000)	(1,000)
Change in unrecorded Deferred tax asset	236,000	287,000
Deferred income tax recovery	-	-

b)	Deferred Income tax

Deferred income tax assets have not been recognized in respect of the following deductible temporary differences:

Unrecognized Deferred Tax Assets	2020 $	2019 $
Non-capital losses carried forward	8,440,000	7,372,000
SR&ED pool	594,000	594,000
Research and development tax credits	123,000	123,000
Donations	3,000	3,000
Share issue and finance costs	235,000	236,000
Mineral interests	1,535,000	1,535,000
Equipment and intangible assets	1,958,000	1,958,000
Equipment and intangible assets	12,888,000	11,841 ,000

Share issue and finance costs will be fully amortized by December 31, 2024. Research and development tax credits expire 2030 to 2039.

The remaining deductible temporary differences are expected to carry forward indefinitely.

Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available which the group can utilize the benefits therefrom.

33

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

22. Income tax –continued

  The Company’s Canadian non-capital income tax losses expire as follows:

2030	$162,000
2031	1,223,000
2032	747,000
2033	962,000
2034	200,000
2035	677,000
2036	987,000
2037	919,000
2038	556,000
2039	939,000
2040	1,068,000
Total	8,440,000

23. Subsequent events

Secured Debentures Repayment

Subsequent to December 31, 2020, BacTech repaid the principal balance of $75,000 plus interest to one of the convertible debentures holders that was completed in May 1, 2019.

Options and Warrants Exercised

Subsequent to December 31, 2020, a total of 1,100,000 common share stock options were exercised under the old plan at $0.07 providing gross proceeds of $77,000 to the Company. Furthermore, a total of 7,876,166 common share purchase warrants were exercised providing gross proceeds of $393,808 to the Company.

Private Placements

On February 2, 2021, BacTech announced the closing of the second round of financing using the Regulation “A” exemption. In this round the Company raised US$94,500 at US$0.015 per share through the issuance of 6,300,000 common shares. On February 5, 2021, BacTech announced that it closed the previously announced, non-brokered private placement. A total of $153,500 was raised through the issuance of 5,116,666 common shares priced at $0.03 per share. Four insiders of BacTech participated in the financing for a total of $39,000 resulting in the issuance of 1,300,000 common shares.

This financing was offered parallel with the capital raise underway in the United States using the Company’s Regulation “A” exemption which closed on February 2, 2021. Collectively, the two financings raised CDN$274,500.

Options Granted

Subsequent to December 31, 2020, the Company granted 2,200,000 options to directors, officers and consultants of the Company.

34

Item 8. Exhibits

Number	Exhibit Description

2.1(1)	Articles of Incorporation
2.2(1)	Bylaws
3.1(1)	Specimen Stock Certificate
3.2(1)	Subscription Agreement
6.1(1)	License Agreement by and between the Company and GMR Inc., dated March 1, 2019
6.2(1)	Employment Agreement by and between the Company and Ross Orr, dated December 1, 2012
6.3(1)	Employment Agreement by and between the Company and Louis Nagy, dated January 1, 2018
6.4(2)	Loan Agreement by and between Victoria Ross and the Company, dated January 2, 2015
6.5(2)	Unsecured Debenture by and between Donald McFarlane and the Company, dated April 20, 2017
6.6(2)	Unsecured Debenture by and between David McFarlane and the Company, dated April 20, 2017
6.7(2)	Unsecured Debenture by and between David Bunston and the Company, dated April 20, 2017
6.8(2)	Unsecured Debenture by and between James Witzel and the Company, dated April 20, 2017
6.9(2)	Unsecured Debenture by and between Mark Wheeler and the Company, dated April 20, 2017
6.10(2)	Unsecured Debenture by and between Ward Seymour and the Company, dated April 20, 2017
6.11(2)	Unsecured Debenture by and between 2432692 Ontario Inc., and the Company, dated April 20, 2017
6.12(2)	Unsecured Debenture by and between Sandra Stone and the Company, dated May 12, 2017
6.13(2)	Unsecured Debenture by and between William Gramer and the Company, dated May 12, 2017
6.14(2)	Unsecured Debenture by and between Jeffery Seymour and the Company, dated May 12, 2017
6.15(2)	Unsecured Debenture by and between John Evans and the Company, dated May 12, 2017
6.16(2)	Unsecured Debenture by and between Arnold Korpella and the Company, dated May 12, 2017
6.17(2)	Unsecured Debenture by and between Dave Jamieson and the Company, dated May 12, 2017
6.18(2)	Unsecured Debenture by and between 2342692 Ontario, Inc., and the Company, dated June 26, 2017
6.19(2)	Unsecured Debenture by and between Lloyd Ainey and the Company, dated June 26, 2017
6.20(2)	Unsecured Debenture by and between Wardon Partnership and the Company, dated September 22, 2017
6.21(2)	Unsecured Debenture by and between Wardon Partnership and the Company, dated August 14, 2017
6.22(2)	Unsecured Debenture by and between Victoria Ross and the Company, dated November 29, 2017
6.23(2)	Unsecured Debenture by and between Leede Jones Gable Inc. and the Company, dated May 11, 2018
6.24(2)	Convertible Bridge Loan by and between Aggregate Exchange Company, Ltd., and the Company, dated May 1, 2019
6.25(2)	Convertible Bridge Loan by and between Victoria Ross and the Company, dated May 1, 2019
6.26(2)	License Agreement by and between the Company and REB Gold Corporation, dated October 7 , 2010.
11.1 *	Consent of McGovern, Hurley, Cunningham, LLP
12.1(4)	Opinion of Law Office of Andrew Coldicutt
14.1(2)	Appointment of Agent for Service of Process

(1)	Previously filed on Form 1-A on April 2, 2020 (SEC File No. 024-11187) and incorporated herein by reference
(2)	Previously filed on Form 1-A on June 8, 2020 (SEC File No. 024-11187) and incorporated herein by reference
(3)	Previously filed on Form 1-A on June 30, 2020 (SEC File No. 024-11187) and incorporated herein by reference
(4)	Previously filed on Form 253G1 on July 24, 2020 (SEC File No. 024-11187) and incorporated herein by reference

* filed herewith

35

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BacTech Environmental Corporation

By:	/s/ Ross Orr
Ross Orr, Chief Executive Officer (Principal Executive Officer).

(Date): November 16, 2021

By:	/s/ Louis R. Nagy
Louis R. Nagy, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer).

(Date): November 16, 2021

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURES OF DIRECTORS:

/s/ Ross Orr	November 16, 2021
Ross Orr, CEO, Director	Date

/s/ John C. Gingerich	November 16, 2021
John C. Gingerich, Director	Date

/s/ Louis R. Nagy	November 16, 2021
Louis R. Nagy, CFO Director	Date

/s/ Jay Naster	November 16, 2021
Jay Naster, Director	Date

/s/ Donald Whalen	November 16, 2021
Donald Whalen, Director	Date

/s/ Walter Cimowski	November 16, 2021
Walter Cimowski, Director	Date

/s/ Tim Lewin	November 16, 2021
Tim Lewin Director	Date

/s/ Jay Richardson	November 16, 2021
Jay Richardson, Director	Date

36